   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1996


                                                      REGISTRATION NO. 333-15109

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            PROCOM TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        3577                        33-0268063
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                  2181 DUPONT DRIVE, IRVINE, CALIFORNIA 92715
                                 (714) 852-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                 FREDERICK JUDD
                  VICE PRESIDENT, FINANCE AND GENERAL COUNSEL
                            PROCOM TECHNOLOGY, INC.
                  2181 DUPONT DRIVE, IRVINE, CALIFORNIA 92715
                                 (714) 852-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

             J. JAY HERRON, ESQ.                        LAIRD H. SIMONS III, ESQ.
              KEVIN BAKER, ESQ.                        EILEEN DUFFY ROBINETT, ESQ.
        CHRISTOPHER R. DI MAURO, ESQ.                     MELISSA H. SAYER, ESQ.
            O'MELVENY & MYERS LLP                           FENWICK & WEST LLP
     610 NEWPORT CENTER DRIVE, SUITE 1700                  TWO PALO ALTO SQUARE
       NEWPORT BEACH, CALIFORNIA 92660                 PALO ALTO, CALIFORNIA 94306
                (714) 760-9600                                (415) 494-0600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------


                                                PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AGGREGATE                AMOUNT OF
        SECURITIES TO BE REGISTERED             OFFERING PRICE(1)       REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------
Common Stock, $.01 par value................        $38,266,250               $11,596


--------------------------------------------------------------------------------
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(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.


(2) The Registrant paid a registration fee of $11,596 at the time of the initial filing of the Registration Statement.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1996


                                3,025,000 SHARES

                                 [PROCOM LOGO]

                                  COMMON STOCK

     Of the 3,025,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by Procom Technology, Inc. (the "Company") and 1,025,000 shares are being sold by the Selling Shareholders. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders. See "Principal and Selling Shareholders."

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "PRCM."

      THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                    Proceeds to
                                      Price to      Underwriting    Proceeds to       Selling
                                       Public       Discount(1)      Company(2)     Shareholders
--------------------------------------------------------------------------------------------------
Per Share.........................        $              $               $               $
Total(3)..........................        $              $               $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company, estimated at $780,000.

(3) Certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 453,750 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in
    full, the Price to Public will total $          , the Underwriting Discount
    will total $          and the Proceeds to Selling Shareholders will total
    $          . See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of
Montgomery Securities on or about             , 1996.

                            ------------------------

MONTGOMERY SECURITIES                                    NEEDHAM & COMPANY, INC.

                                            , 1996

                               PROCOM TECHNOLOGY

                   INTELLIGENT STORAGE FOR THE ENTERPRISE(TM)


[Photographs of various CD-ROM and computer storage peripherals, some of which are displayed indicating connectivity to networks and access through the Internet. The photographs bear the following captions: "Procom Technology's family of file server disk drive upgrade solutions," "Procom Technology's family of CD networking systems providing multi-protocol, mixed topology and 30x performance," "Procom Technology's family of notebook disk drive upgrade solutions," "Procom Technology's family of high capacity digital linear tape backup devices" and "Procom Technology's family of LANForce Systems providing high performance, fault tolerant data storage and retrieval solutions." Background text reads as follows: "CD-ROM Servers - CD-ROM Arrays - CD Force Servers - Hyper CD-30x Servers - LAN Force R2000 RAID RAX - Hardware Based Disk Arrays - LDLT Tape Library - PCDR CD Recorders."]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information, including "Risk Factors" and Consolidated Financial Statements and notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Procom Technology, Inc. ("Procom" or the "Company") designs, manufactures and markets enterprise-wide data storage and information access solutions that are compatible with all major hardware platforms, operating systems and network protocols. The Company has become a leading provider of CD-ROM servers and arrays as a result of its extensive distribution channels as well as the scalability, performance, ease of use and multi-protocol support of its products. The Company provides end users with disk drive upgrades for servers, desktop and notebook computers and also provides high performance, fault tolerant RAID solutions (Redundant Array of Independent Disks) and tape backup subsystems. The Company utilizes computer resellers, value-added resellers ("VARs") and distributors to sell its products to a wide variety of end users, including Fortune 500 corporations, governmental agencies and financial and educational institutions.


     Recognizing the growing demand for fast and reliable access to large volumes of information increasingly stored on CD-ROM media across enterprise-wide networks, the Company introduced the first of its CD server and array products in early 1994. These products enable a large number of network users to simultaneously access computer data stored on multiple CD-ROMs. The Company has recently introduced its CD FORCE server, which provides plug and play compatibility with most popular operating systems and network topologies and improves functionality by relieving the network operating system from the burden of managing requests for access to information stored on CD-ROMs. The CD FORCE server incorporates Procom's CD FORCE software, which manages network connectivity and access to information contained on CD-ROMs. The Company has continued to improve the capacity and performance of its product offerings, which include the Company's recently introduced Hyper CD-30x server, which is capable of providing access to up to 40 gigabytes of information (63 CDs) with 30x data transfer rates. The Company has experienced rapid growth in sales of its CD servers and arrays to end users such as law and accounting firms, educational and governmental entities and other companies and organizations that require frequent access to large amounts of information stored on CD-ROMs.


     The Company first developed its expertise in computer data storage products by providing upgrade storage solutions for desktop computers. Since that time, the Company has expanded its product offerings to provide upgrade and replacement disk drive products for notebook computers and servers, which have become more popular in recent years as client/server computing has proliferated. The Company's disk drive upgrades allow users to utilize their existing hardware for longer periods of time, thereby extending the life of their initial investment. The Company's RAID products provide high performance, fault tolerant storage of over one terabyte of data for large network information databases.

     The key elements of the Company's strategy include the following: (i) developing additional network storage products incorporating the Company's proprietary storage management software; (ii) accessing end users in key vertical markets by leveraging relationships with computer resellers, VARs and distributors; (iii) expanding relationships with key component suppliers in order to enable the Company to anticipate and respond to technological developments; and (iv) delivering timely storage solutions compatible with all major operating systems and network topologies.


     The Company's CD servers and arrays can be configured for Unix, Novell NetWare, IBM OS/2 Warp, Windows NT, Windows 95, Windows 3.1 and Macintosh OS, while supporting different topologies such as Ethernet, FDDI, Fast Ethernet and Token Ring. The Company's high-capacity storage subsystems will support varying RAID levels to meet virtually any network or operating system storage requirements. The Company's major customers include Vanstar Corporation, Entex Information Services Inc., Inacom and Intelligent Electronics, and end users include Microsoft, Ernst & Young, Federal Express, Prudential Insurance and Bank One.

                                  THE OFFERING


Common Stock offered by the Company.............   2,000,000 shares
Common Stock offered by the Selling
  Shareholders..................................   1,025,000 shares
Common Stock to be outstanding after the
  offering......................................   11,000,000 shares(1)
Use of proceeds.................................   Repayment of outstanding debt
                                                   (approximately $3.7 million at October 25,
                                                   1996), approximately $300,000 to acquire
                                                   capital equipment to increase production
                                                   capacity and the remainder for general
                                                   corporate purposes, including working
                                                   capital.
Proposed Nasdaq National Market symbol..........   PRCM


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     YEARS ENDED                             QUARTERS ENDED
                                                 ----------------------------------------------------   -------------------------
                                                 JULY 31,   JULY 30,   JULY 29,   JULY 28,   JULY 26,   OCTOBER 27,   OCTOBER 25,
                                                   1992       1993       1994       1995       1996        1995          1996
                                                 --------   --------   --------   --------   --------   -----------   -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net sales....................................  $42,898    $41,726    $34,502    $44,660    $73,456      $15,275       $24,915
  Gross profit.................................    8,869      9,453      7,315     11,802     21,967        4,142         8,425
  Income (loss) before income taxes............      861        906     (1,130)     1,137      4,649          915         3,310
  Net income (loss)............................      576        609       (773)       723      2,849          559         2,015
  Net income (loss) per share(2)...............  $  0.06    $  0.07    $ (0.08)   $  0.08    $  0.31      $  0.06       $  0.22
  Weighted average number of shares(2).........    9,172      9,172      9,172      9,172      9,172        9,172         9,172



                                                                                    OCTOBER 25, 1996
                                                                               --------------------------
                                                                               ACTUAL      AS ADJUSTED(3)
                                                                               -------     --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash.......................................................................  $    58        $ 13,918
  Working capital............................................................    6,569          24,089
  Total assets...............................................................   25,325          39,485
  Line of credit.............................................................    3,660              --
  Long-term obligations......................................................       --              --
  Total shareholders' equity.................................................    7,151          24,971


---------------


(1) Based on shares outstanding as of October 25, 1996. Excludes an aggregate of 271,800 shares of Common Stock issuable upon the exercise of stock options outstanding as of October 25, 1996 at a weighted average exercise price of $3.67 per share and an aggregate of 268,200 additional shares of Common Stock reserved for future issuance under the Company's 1995 Stock Option Plan.


(2) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of net income (loss) per share.

(3) Adjusted to give effect to the sale of shares offered by the Company hereby at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses, and the application of the net proceeds therefrom. See "Use of Proceeds" and "Underwriting."
                            ------------------------

     The Company was organized as a California corporation in 1987. The Company's executive offices are located at 2181 Dupont Drive, Irvine, California 92715, and its telephone number is (714) 852-1000.

                            ------------------------


     Unless otherwise indicated, the information in this Prospectus (i) assumes an initial public offering price of $10.00 per share of Common Stock, (ii) assumes no exercise of the Underwriters' over-allotment option, (iii) reflects the effect of a 10,000-for-1 stock split, which occurred on September 15, 1995, and a 3-for-1 stock split which occurred on November 13, 1996 and (iv) assumes no retroactive change in the par value of the Common Stock. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

POTENTIAL FLUCTUATIONS IN FUTURE RESULTS OF OPERATIONS

     The Company's results of operations have in the past varied significantly and are likely in the future to vary significantly as a result of a number of factors, including the mix of products sold, the volume and timing of orders received during the period, the timing of new product introductions by the Company and its competitors, product line maturation, the impact of price competition on the Company's average selling prices, the availability and pricing of components for the Company's products, changes in distribution channel mix and product returns or price protection charges from customers. Many of these factors are beyond the Company's control. Although the Company has experienced growth in sales in recent periods, there can be no assurance that the Company will experience growth in the future or be profitable on an operating basis in any future period. In addition, due to the short product life cycles that characterize the Company's markets, a significant percentage of the Company's sales each quarter may result from new products or product enhancements introduced in that quarter. Since the Company relies on new products and product enhancements for a significant percentage of sales, failure to continue to develop and introduce new products and product enhancements or failure of these products or product enhancements to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also has historically capitalized on short-term market opportunities for volume purchases of certain components at favorable prices. For example, in the quarter ended July 26, 1996, the Company capitalized on a one-time opportunity to purchase a significant volume of high capacity disk drive upgrade products at below market prices, which resulted in a price advantage to the Company that enhanced the Company's sales and results of operations for that quarter. There can be no assurance that the Company will be able to capitalize on such opportunities in the future. In addition, the Company's fiscal second quarter sales have historically remained relatively flat due primarily to heavy reseller participation in trade shows that detract from reseller selling efforts, end user budget constraints that restrict end user purchases, and a higher than average number of holidays during that quarter.

     The volume and timing of orders received during a quarter are difficult to forecast. Customers generally order on an as-needed basis and, accordingly, the Company historically has operated with a relatively small backlog. Notwithstanding the difficulty in forecasting future sales and the relatively small level of backlog at any given time, the Company generally must plan production, order components and undertake its development, sales and marketing activities and other commitments months in advance. Accordingly, any shortfall in sales in a given quarter may disproportionately affect the Company's results of operations due to relatively fixed short-term expenses. Due to the foregoing factors, the Company believes that period-to-period comparisons of its results are not necessarily meaningful and should not be relied upon as indicators of future performance. Further, it is likely that in some future quarter or quarters the Company's net sales or results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.


     Historically, the Company's gross margins have experienced significant volatility. The Company's gross margins vary significantly by product line, and, therefore, the Company's overall gross margin varies with the mix of products sold by the Company. The Company's markets are also characterized by intense competition and declining average unit selling prices over the course of the relatively short life cycles of individual products, which have often ranged from six to twelve months. In addition, the Company's gross margins may be adversely affected by availability and price increases associated with key products and components from the Company's suppliers, some of which have been in short supply, and inventory obsolescence resulting from older generation products or the unexpected discontinuance of third party components. Finally, the Company's gross margins may vary with the mix of its distribution channels and general economic conditions. Accordingly, the Company's margins may decline in the future from the levels experienced in recent quarters.

See "Risk Factors -- Component Shortages; Reliance on Sole or Limited Source Suppliers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL COMPETITION


     The markets for the Company's products are intensely competitive. In each of its primary product lines, the Company competes with a large number of disk drive manufacturers, computer resellers, VARs and distributors. Some of the Company's vendors also sell competing products to distributors, which then sell these products to the Company's customers. Many of the Company's current and potential competitors have significantly greater market presence, name recognition and financial and technical resources than the Company, and many have longstanding positions and established brand names in their respective markets. In addition, certain of the Company's current and potential competitors possess competitive cost advantages due to a number of factors, including lower taxes and substantially lower costs of labor associated with international operations. Finally, manufacturers of disk drives such as Seagate Technology, Inc., IBM, Quantum Corporation and Western Digital Corporation, and manufacturers of CD-ROM drives, such as Toshiba America Information Systems, Inc. ("Toshiba"), NEC Corporation and Plextor Corporation, may in the future become more direct competitors of the Company to the extent that such manufacturers elect to expand into the disk drive upgrade market or the CD server and array market.


     The Company's primary competitors in the CD server and array market consist of (i) CD array manufacturers such as Microtest Inc., Meridian Data, Inc. and Micro Design, Inc., which also furnish CD-ROM management software with their CD array products, (ii) a number of hardware aggregators, computer resellers and VARs that sell CD server products directly to end users and (iii) various CD server and array manufacturers.


     The Company's primary competitors in the disk drive upgrade market are (i) computer manufacturers that also market and sell storage upgrades, such as IBM, Compaq Computer Corporation, ("Compaq") and Hewlett-Packard Company ("Hewlett-Packard"), (ii) companies that specialize in reselling replacement or increased capacity storage disk drives, such as Storage Dimensions Inc. or Ameriquest Technologies Inc. and (iii) various national distributors of third party upgrade drives such as Ingram Micro Inc., Merisel Inc. and Tech Data Corporation.



     The Company's primary competitors in the RAID product market are (i) computer manufacturers, such as IBM, Compaq and Hewlett-Packard, which generally focus on providing storage upgrades for their products and (ii) companies that sell storage solutions directly to end users, such as EMC Corporation and Storage Technology Corporation. These direct sales competitors historically have focused their efforts on sales of high capacity storage products in the mainframe and minicomputer environments. In addition, the Company competes with many smaller enterprises that provide and sell unique solutions to various computer users.


     The Company's success depends to a great extent on its ability to continue to develop products that incorporate new and rapidly evolving technologies to provide network users cost-effective data storage and information access solutions. However, to the extent that disk drive storage or information access products become more of a commodity, price competition among both computer manufacturers and suppliers of disk drives and CD-ROM drives may result in the availability of such storage and access at a low cost. These factors could create increased competition for the Company's products, which could cause the Company to experience reduced gross profit margins on its products and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that the principal competitive factors in the Company's markets are product reliability, price/value relationship, product features and performance, brand name recognition, trade periodical reviews, time to market with new features and products, industry relationships, ease of installation and use, the quality of distribution channels, product quality, technical support and customer service. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGE; SHORT PRODUCT LIFE CYCLES


     The market for the Company's products is characterized by frequent new product introductions and rapid product obsolescence. These factors typically result in short product life cycles, which have often ranged from six to twelve months. For example, the data transfer rate of CD-ROM products has increased rapidly, resulting in the introduction of four, eight, ten and twelve speed CD-ROMs. Similar technological advances have been made with regard to disk drive storage capabilities and other performance standards. Each new product cycle presents new opportunities for current or prospective competitors of the Company to gain market share. The Company must continually monitor industry trends in selecting new technologies and features to incorporate into its products. If the Company is unable to introduce new products successfully on a timely basis, the Company's sales could be adversely affected. Any such failure also could impair the Company's brand name and the Company's ability to command the attention and loyalty of computer resellers, VARs and distributors in future periods. Moreover, because short product life cycles are accompanied by long lead times for many components of the Company's products, the Company may be unable to reduce or increase production in response to unexpected demand.


     The Company's ability to introduce new products in a timely manner is heavily dependent on its ability to develop or purchase firmware and software drivers for its CD-ROM and disk drive products. While the Company endeavors to work with its component suppliers to plan for the timing of introduction of new components and to develop the associated firmware and software, unforeseen design issues or other factors that delay introduction of these products could adversely affect the Company's ability to ship new products. In addition, third party suppliers may not employ adequate testing and quality assurance procedures, resulting in the receipt by the Company of defective components. This could require the Company to find replacement components or wait for the resolution of the problem, either of which could delay the Company's ability to bring products to market and have a material adverse effect on the Company's business, financial condition and results of operations. The Company's business also will be adversely affected if new disk drives, CD-ROM drives or other components that it selects from among those offered by its various vendors do not perform favorably on a cost or performance basis compared to competing products. In addition, products and technologies developed by competitors may render the Company's products and technologies noncompetitive or obsolete. Finally, advances in network and on-line technology and development of new, higher-capacity storage media such as Digital Video Disc ("DVD") may result in a reduction or replacement of CD-ROM as a data storage and information access medium. If the Company is unable to adapt to these and other technological advances by developing new products, the Company's financial performance would be materially adversely affected. See "Business -- Research and Development."

     The Company has historically experienced steep declines in sales, prices and gross margins toward the end of the life cycles of its products, the precise timing of which is difficult to predict. Historically, as the Company has planned and implemented new products, it has experienced unexpected reductions in sales and gross margins of older generation products as customers have anticipated new products. These reductions have in the past given and could continue to give rise to charges for obsolete or excess inventory, returns of older generation products by computer resellers, VARs and distributors or substantial price protection charges. See "-- Customer Concentration; Distribution Strategy Risks; Inventory Protection." For example, in fiscal 1994, the Company incurred losses when it discontinued sales of CD-ROM multimedia kits to mass merchants and distributors. From time to time, the Company has experienced and may in the future experience inventory obsolescence resulting from the unexpected discontinuance of third party components, such as disk drives, included in the Company's products. To the extent the Company is unsuccessful in managing product transitions, it may have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON CD SERVERS AND ARRAYS


     Sales of CD servers and arrays accounted for approximately 32%, 49% and 45% of the Company's net sales for fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively. The widespread use of CD-ROM as a data storage and information access medium is relatively recent, and there can be no assurance that another technology will not replace CD-ROM as a widely accepted data storage and information access medium, or that there will be widespread acceptance or continuing growth of CD servers and arrays in general, or of the Company's CD servers and arrays in particular. In addition, if on-line services (such as Westlaw and Lexis/Nexis) become more cost-effective and develop user friendly methods of accessing information, they may have an adverse impact on the use of CD-ROM as an information storage medium. Furthermore, the successful development and marketing of DVD would enable end users to store significantly more data than currently stored on a CD used with the Company's products. Accordingly, even if the Company were able to adapt its products to incorporate DVD technology, the number of servers and arrays required by end users may decline compared to current levels. Finally, even if the CD server and array market continues to grow, there can be no assurance that the Company will be able to maintain its market share or its gross margins in that market.

     The Company currently incorporates software with many of its CD servers and arrays, which allows a network to manage effectively direct access to information contained on CD-ROMs by network users. The Company ships CD servers and arrays both with CD-ROM network data access management software from third party vendors and with recently introduced, internally developed CD-ROM network data access management software. The Company's internally developed software is not presently available on all major hardware platforms, and of the Company's CD servers and arrays shipped to date that contain CD-ROM network data access management software, substantially all included third party software. In addition, the Company historically has focused its efforts on hardware development and does not have substantial experience in the development, testing and marketing of CD-ROM network data access management software. Given the high percentage of the Company's sales that are derived from CD servers and arrays, the failure to secure from a third party effective CD-ROM network data access management software, or the failure of the Company to continue the development and marketing of its internally developed software, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products and Technology."

COMPONENT SHORTAGES; RELIANCE ON SOLE OR LIMITED SOURCE SUPPLIERS

     The Company depends on sole or limited source suppliers for certain key components used in its products, particularly disk and CD-ROM drives. In recent years, these components have been in short supply and frequently on allocation by manufacturers, and the Company's size may place it at a competitive disadvantage during such periods relative to larger competitors. Although the Company maintains ongoing efforts to obtain adequate supplies of components, there can be no assurances that the Company will obtain adequate supplies or obtain such supplies at cost levels that would not adversely affect the Company's gross margins. The Company has no guaranteed supply arrangements with any of its sole or limited source suppliers and customarily purchases sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business. Moreover, the Company's suppliers may, from time to time, experience production shortfalls or interruptions that impair the supply of components to the Company. Component shortages are likely to continue, and there can be no assurance that such shortages will not adversely affect the Company's business, financial condition and results of operations. Conversely, in its attempt to counter actual or perceived component shortages, the Company may overpurchase certain components, resulting in excess inventory and reducing the Company's liquidity or, in the event of inventory obsolescence or a decline in the market value of such inventory, causing inventory write-offs that could materially adversely affect the Company's business, financial condition and results of operations. See "-- Rapid Technological Change; Short Product Life Cycles."

     The Company relies on a small number of suppliers to continue to develop, introduce and manufacture disk drives, CD-ROM drives and other components that incorporate new technologies and features that compete favorably in functionality and price with the offerings of other disk drive and CD-ROM manufacturers, including competitors of the Company. The Company's dependence on these sole or limited source suppliers, and the risks associated with any delay or shortfall in supply, are exacerbated by the short life cycles that characterize the Company's products. Any delay in the introduction by or availability of disk drives or CD-ROM drives from the Company's suppliers or the failure of such suppliers to provide functionality and performance on a cost effective basis could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, it is possible that the technology of the components the

Company uses in manufacturing its products will be rendered undesirable or obsolete by the components of other suppliers. The Company would then be forced to establish relationships with new suppliers, which could delay or preclude the Company from bringing competitive products to market and have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies on a network of independent subcontractors to supply certain custom components manufactured to the Company's specifications. This network consists of a number of small firms with limited financial resources. While the Company utilizes several firms to mitigate the risk of business interruption, it is possible that several vendors could simultaneously experience problems with production or financial stability, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

CUSTOMER CONCENTRATION; DISTRIBUTION STRATEGY RISKS; INVENTORY PROTECTION


     The Company sells its products primarily to a domestic and international network of computer resellers, VARs and distributors, and the Company's success depends on the continued viability and financial stability of its customer base. During the last two fiscal years, the Company has increased its reliance on sales to large hardware aggregators, computer resellers and VARs (including large corporate consultants) while reducing its use of mass merchants. During fiscal 1996 and the first quarter of fiscal 1997, combined net sales to Vanstar Corporation, Intelligent Electronics, Inc. and Entex Information Services, Inc. totalled approximately 23.3% and 25.4%, respectively, of net sales. In addition, as of October 25, 1996, the Company held accounts receivable from Intelligent Electronics, Vanstar and Entex totalling approximately $4.0 million. If the Company were to experience difficulty in collecting these accounts receivable, due to the failure of any of these customers or otherwise, it could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a loss of either or both of these customers could materially and adversely affect the Company's net sales.


     The Company must continually develop and maintain relationships with its key computer resellers, VARs and distributors. Due to the rapid changes in the computer industry and the methods by which end users purchase computer products, there can be no assurance that the Company will be successful in developing and maintaining an effective distribution system. The computer distribution and computer retail industries historically have been characterized by rapid change, including periods of widespread financial difficulties and consolidation and the emergence of alternative distribution channels. The loss of, or reduction in sales to, the Company's key customers could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's computer resellers, VARs and distributors generally offer products of several different companies, including products competitive with the Company's products. Accordingly, there is a risk that these computer resellers, VARs and distributors may give higher priority to products of other suppliers and may reduce their efforts to sell the Company's products. Although since fiscal 1994 the Company has relied on computer resellers and VARs as its primary domestic sales channels, the Company recently entered into an agreement with Tech Data Corporation, a computer products distributor, to sell the Company's products nationally. An increased use of distributors to sell the Company's products, whether domestically or through increased international sales (which are generally made through distributors), could adversely affect the Company's gross margins as sales to distributors are typically made at slightly lower average prices than sales to computer resellers and VARs.


     The Company frequently grants limited rights to customers to return products purchased from the Company, in some cases in exchange for new purchases, and also provides price protection to its customers. The short product life cycles of the Company's products and the difficulty in predicting future sales increase the risk that new product introductions, price reductions by the Company or its competitors or other factors affecting the markets for the Company's products could result in significant product returns. In addition, new product introductions by the Company's suppliers or its competitors, or other market factors, may require the Company to reduce prices in a manner or at a time that gives rise to significant price protection charges. The Company estimates product returns and potential price protection charges based on historical experience and accrues reserves therefor. However, these accruals may prove to be insufficient, and unanticipated future returns and price protection charges could have a material adverse effect on the Company's business, financial condition and results of operations, particularly in light of the rapid product obsolescence that often occurs during product transitions. See "-- Rapid Technological Change; Short Product Life Cycles," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

INTELLECTUAL PROPERTY RIGHTS

     The Company relies primarily on a combination of copyright and trade secret protections and confidentiality agreements to establish and protect its intellectual property rights. The Company has no patent protection for its current product lines. There can be no assurance that the Company's measures to protect its intellectual property rights will deter or prevent unauthorized use of the Company's technology. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. The Company's inability to protect its proprietary rights in the United States or internationally may have a material adverse effect on the Company's business, financial condition and results of operations.

     Claims by third parties that the Company's current or future products, procedures or processes infringe upon their intellectual property rights may have a material adverse effect on the Company. The Company does not normally perform any formal surveys or studies relating to whether its products or processes infringe upon the intellectual property rights of others, and it would be difficult to establish whether a given product or process infringes upon the intellectual property rights of others. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of outcome, may result in substantial expense to the Company and significant diversion of the efforts of the Company's management and technical personnel. An adverse determination in any such litigation may subject the Company to significant liabilities to third parties, require disputed rights to be licensed from such parties, if licenses to such rights could be obtained, or require the Company to cease using such technology. There can be no assurance that if such licenses were obtainable, they would be obtainable at costs reasonable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, changes in patent or copyright laws or failure of the Company to obtain necessary licenses may prevent the Company from manufacturing, using or selling certain of its products or processes, which may have a material adverse effect on the Company's financial condition and results of operations. In May 1995, Compaq made certain infringement and other claims against the Company and obtained an injunction prohibiting the Company's use of a small string of software code contained in certain of the Company's disk drive products. Although the Company has rewritten the infringing code and settled the lawsuit, the lawsuit required substantial management time, significant expenditures for legal fees and costs and a one-time settlement payment and ongoing royalty payments to Compaq for these products. See "Business -- Intellectual Property."

MANAGEMENT OF CHANGE


     In recent years, the Company has expanded the overall size of its business and scope of its operations, including research and development, marketing, technical support and sales and distribution. The Company increased its number of employees from 124 at the beginning of fiscal 1996 to 186 at the end of the first quarter of fiscal 1997, and has also recently increased the breadth of its CD server and array product line, enlarged the scope of its international operations and increased its marketing and product development expenditures. The expansion of the Company's business and product lines has required significant investments in infrastructure and systems. Managing this change has presented numerous challenges, including hiring and retaining key employees, integrating or changing management information systems and coordinating suppliers. The Company's future success will depend in large measure on its ability to implement sufficient operating, manufacturing and financial procedures and controls successfully, to improve coordination among different operating functions, to strengthen management information and telecommunications systems and to continue to hire qualified personnel in all areas. There can be no assurance that the Company will manage these activities and implement these additional systems and controls successfully, and any failure to do so could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF INTERNATIONAL SALES AND OPERATIONS


     The Company's international sales accounted for approximately 14%, 11% and 8% of the Company's net sales for fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively. During fiscal 1996, the Company added independent sales representatives in Canada, France and Germany, and it plans to add additional foreign sales representatives in the future. The Company's international sales and operations are subject to a number of risks generally associated with international operations, including export regulations, government imposed restrictions on the purchase of technological equipment, import and export duties and restrictions, the logistical difficulties of managing multinational operations, potentially adverse tax consequences and lower gross margins associated with the increased proportion of international sales made to distributors. While all of the Company's sales are denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to end users in a particular country, leading to a reduction of sales in that country. The Company may also experience competition specific to a given local market. In addition, the Company's business may be adversely affected by seasonal sales declines in Europe, which typically occur during the summer months. Because the Company has operations in different countries, the Company's management must address the difficulty of merging geographically disparate operations as well as differences in regulatory environments, cultures and time zones. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."


WARRANTY EXPOSURE

     The Company's primary warranty efforts consist of accepting defective products from customers and either repairing them or returning the defective component to the original manufacturer for repair or replacement during the applicable warranty period. The Company generally protects itself by extending to its customers a warranty that corresponds to the warranty provided to the Company by its suppliers. However, if a supplier were to fail to meet its warranty obligations, the Company would be forced to assume responsibility for warranties on all components manufactured by that supplier. Such an event could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the continued service of its executive officers and other key management and technical personnel. In particular, the Company relies on the services of its four founders, Messrs. Razmjoo, Alaghband, Aydin and Shahrestany (the "Founders"). The loss of any of these individuals or other management or technical personnel may have a material adverse effect on the Company's operations, including the ability to establish and strengthen strategic relationships, its ability to open new offices successfully, its ability to adapt its products to changes in technology and its ability to attract and retain technical personnel and other employees, the competition for which is intense. The Company maintains employment agreements with each of the Founders, but does not maintain key-person life insurance policies on the lives of these individuals. See "Business -- Employees" and "Management."

FUTURE CAPITAL REQUIREMENTS

     The Company's business plan will require significant amounts of working capital. While the Company has funded its growth historically through working capital loans and internally generated funds, there can be no assurance that the proceeds of this offering, together with available cash, bank lines of credit and cash from operations, will be sufficient to satisfy the Company's anticipated cash requirements. If additional funds are required, the Company's operations may need to be significantly curtailed or the Company could be forced to obtain financing on terms that cause the Company's business, financial condition and results of operations to be adversely affected.

     The Company may expand its product lines through the acquisition of complementary businesses, products and technologies. However, the Company has no present plans, agreements or commitments to make any such acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of operations and products, the ability to manage geographically remote units, the diversion of management's attention from other business concerns, the risks of entering markets in which the Company has little or no experience or expertise and the potential loss of key employees of any acquired companies. In addition, acquisitions may involve the expenditure of significant funds. The Company's management has no prior experience in managing acquisitions. There can be no assurance that any acquisition would result in long-term benefits to the Company or that management would be able to manage effectively the acquired business. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONCENTRATION OF SHARE OWNERSHIP AND CONTROL OF COMPANY


     Upon completion of this offering, the Founders of the Company will beneficially own approximately 66.1% of the Company's outstanding Common Stock (62.0% if the Underwriters' over-allotment option is exercised in full). Accordingly, the Founders will, acting together, have sufficient voting power to control the outcome of all corporate matters submitted to the vote of shareholders, including election of most or all directors, proxy contests, mergers, tender offers, open-market purchase programs and other purchases of the Company's Common Stock that could give shareholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. See "Principal and Selling Shareholders."


BROAD MANAGEMENT DISCRETION IN ALLOCATION OF PROCEEDS

     The Company expects to use a substantial portion of the net proceeds of this offering for general corporate purposes, including capital expenditures and working capital, but has not yet identified specific uses for such proceeds. The Company's management will retain broad discretion as to the allocation of the proceeds of this Offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

ANTI-TAKEOVER PROTECTIONS


     The Company's Articles of Incorporation provide for authorized but unissued Preferred Stock, the terms of which may be fixed by the Board of Directors, and eliminate cumulative voting and provide for a classified Board of Directors once the Company is listed on the Nasdaq National Market and has 800 shareholders of record on the record date for an annual meeting of shareholders. The Company's Bylaws establish advance notice requirements for shareholder proposals and director nominations, subject to certain exceptions. These provisions could have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital Stock -- Certain Anti-Takeover Effects."


NO PRIOR MARKET; VOLATILITY OF STOCK PRICE

     The initial public offering price will be determined by negotiations among the Company, the Selling Shareholders and the Representatives of the Underwriters. Prior to this Offering, there has been no public market for the Common Stock, and, although the Company has applied for listing of the Common Stock on the Nasdaq National Market, there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering.

     The Company believes that factors such as announcements of developments related to the Company's business, fluctuations in the Company's operating results, general conditions in the data storage and information access markets served by the Company or in the worldwide economy, an outbreak of hostilities, a shortfall in sales or net income compared to securities analysts' expectations, announcements of technological innovations or new data storage and information access products or enhancements by the Company or its competitors, developments in patents or other intellectual property rights and developments in the Company's relationships with its customers, suppliers, computer resellers, VARs and distributors could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of technology companies and of small capitalization companies in particular, have experienced extreme price fluctuations, which have often been unrelated or disproportionate to the operating performance of the affected companies. There can be no assurance that the market price of the Company's Common Stock will not experience such fluctuations. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock. Unless purchased by an affiliate of the Company, the 3,025,000 shares of Common Stock to be sold in this Offering will be freely transferable without restriction. All of the Company's existing shareholders, who will hold 7,975,000 shares of Common Stock after this Offering, have agreed that they will not, without the consent of Montgomery Securities, sell or otherwise dispose of any equity securities of the Company for a period of 180 days following the effective date of this Offering. Upon expiration of the lock-up agreements with Montgomery Securities, substantially all of such shares will be eligible for resale subject to the limitations of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed 1% of the number of shares of Common Stock then outstanding (approximately 110,000 shares immediately after this Offering) or, if greater, a number based on average weekly trading volume of the Common Stock. Such sales are also subject to certain notice requirements and to the availability of current public information about the Company. The Securities and Exchange Commission has proposed to reduce each of these Rule 144 holding periods by one year. The Founders, who will hold 7,273,000 shares of Common Stock (6,819,250 shares if the Underwriters' over-allotment option is exercised in full) after this Offering, are entitled to certain demand and "piggy back" registration rights with respect to the registration of such shares for offer or sale to the public. In addition, the Company intends to register with the Securities and Exchange Commission a total of 540,000 shares of Common Stock reserved for issuance under the 1995 Stock Option Plan as soon as practicable following the date of this Prospectus, of which approximately 55,000 shares of Common Stock subject to vested options will be eligible for resale upon the expiration of lock-up agreements 180 days following the effective date of this Offering. Any shares subject to lock-up agreements may be released at any time without notice by Montgomery Securities. Sales of substantial amounts of shares in the public market may adversely affect the market price of the Company's Common Stock. See "Shares Eligible For Future Sale."


ABSENCE OF DIVIDENDS

     The Company has never declared or paid dividends on its Common Stock and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION


     Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution of $7.73 in the net tangible book value per share of Common Stock. Additional dilution will occur when existing optionholders exercise their options. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses, are estimated to be approximately $17,820,000. The Company will not receive any portion of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.


     The Company intends to use a portion of the net proceeds from this Offering to repay all outstanding short-term debt under its line of credit (approximately $3.7 million at October 25, 1996), approximately $300,000 to acquire capital equipment to increase production capacity and the remainder for general corporate purposes, including working capital. The short-term debt which will be repaid bears interest at the lender's prime rate (8.25% at October 25, 1996) plus 1.5%. The initial term of the line of credit expires on November 29, 1996, but automatically renews for successive one year periods unless terminated by either party within a specified period in advance of the automatic renewal date. A portion of the net proceeds also may be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company has no present plans, agreements or commitments to make any acquisitions. While the Company may enter into discussions with acquisition candidates in the future, no assurances can be given that any such acquisitions will ultimately be consummated. Pending such uses, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade obligations. See "Capitalization."


                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its Common Stock. The Company's line of credit prohibits the payment of cash dividends on the Common Stock without prior lender approval. The Company currently intends to retain any future earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of October 25, 1996 and as adjusted for the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and the application by the Company of the estimated net proceeds therefrom (after deducting the estimated underwriting discount and offering expenses).



                                                                             OCTOBER 25, 1996
                                                                          ----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                          ------     -----------
                                                                          (IN THOUSANDS)
Line of credit.........................................................   $3,660       $    --
                                                                          ======       =======
Shareholders' equity:
  Preferred stock, no par value; 10,000,000 shares authorized;
     none issued and outstanding, actual and as adjusted...............       --            --
  Common stock, no par value; 65,000,000 shares authorized, 9,000,000 shares issued and outstanding actual; 11,000,000 shares issued and
     outstanding, as adjusted(1).......................................        3        17,823
  Retained earnings....................................................    7,148         7,148
                                                                          ------       -------
     Total shareholders' equity........................................    7,151        24,971
                                                                          ------       -------
          Total capitalization.........................................   $7,151       $24,971
                                                                          ======       =======


---------------


(1) Excludes 271,800 shares of Common Stock issuable upon exercise of options outstanding as of October 25, 1996 at a weighted average exercise price of $3.67 and an aggregate of 268,200 additional shares reserved for future issuance as of such date under the Company's 1995 Stock Option Plan. See "Management -- Employee Benefit Plans."

                                    DILUTION


     As of October 25, 1996, the Company had a net tangible book value of $7,151,000, or $0.79 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding as of October 25, 1996. After giving effect to the sale by the Company of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price per share of $10.00 and (after deducting the estimated underwriting discount and offering expenses), the Company's net tangible book value as of October 25, 1996 would have been $24,971,000 or $2.27 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.48 per share to existing shareholders and an immediate dilution of $7.73 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.....................            $10.00
      Net tangible book value per share before the Offering.............   $0.79
      Increase per share attributable to new investors..................    1.48
                                                                           -----
    Pro forma net tangible book value per share after the Offering......              2.27
                                                                                    ------
      Dilution per share to new investors...............................            $ 7.73
                                                                                    ======



     The following table sets forth on a pro forma basis, as of October 25, 1996, the relative investments of all existing shareholders and new investors purchasing shares of Common Stock from the Company in the Offering. The calculations are based on an assumed initial public offering price of $10.00 per share.


                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                     ---------------------    ----------------------    AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                     ----------    -------    -----------    -------    -------------
    Existing shareholders(1).......   9,000,000      81.8%    $     3,000        --%       $    --
    New investors..................   2,000,000      18.2      20,000,000     100.0          10.00
                                     ----------     -----     -----------     -----
      Total........................  11,000,000     100.0%    $20,003,000     100.0%
                                     ==========     =====     ===========     =====

---------------

(1) Sales by the Selling Shareholders in the Offering will reduce the number of shares held by existing shareholders to 7,975,000 shares, or 72.5% of the total shares of Common Stock outstanding (7,521,250 shares, or 68.4% of the total shares of Common Stock if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,025,000 shares, or 27.5% of the total shares of Common Stock outstanding (3,478,750 shares, or 31.6% of the total shares of Common Stock if the Underwriters' over-allotment option is exercised in full) after the Offering.


     The foregoing table excludes an aggregate of 271,800 shares of Common Stock issuable upon the exercise of stock options outstanding as of October 25, 1996 at a weighted average exercise price of $3.67 per share and an aggregate of 268,200 additional shares of Common Stock reserved for future issuance as of such date under the Company's 1995 Stock Option Plan. To the extent that any options of the Company are exercised, there will be further dilution to new investors. See "Management -- Employee Benefit Plans" and "Principal and Selling Shareholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data of the Company set forth below should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The Company utilizes a fiscal year ending on the Friday nearest July 31. The selected consolidated financial data as of July 28, 1995 and July 26, 1996 and for the three years in the period ended July 26, 1996 are derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, whose report appears elsewhere in the Prospectus. The selected consolidated financial data as of July 31, 1992, July 30, 1993 and July 29, 1994 and for the two years ended July 30, 1993 are derived from the audited consolidated financial statements of the Company not included herein. The selected consolidated financial data presented below as of October 25, 1996 and for the quarters ended October 27, 1995 and October 25, 1996 are unaudited but have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of results to be expected in the future.



                                                             YEARS ENDED                             QUARTERS ENDED
                                         ----------------------------------------------------   -------------------------
                                         JULY 31,   JULY 30,   JULY 29,   JULY 28,   JULY 26,   OCTOBER 27,   OCTOBER 25,
                                           1992       1993       1994       1995       1996        1995          1996
                                         --------   --------   --------   --------   --------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net sales..............................   $42,898    $41,726    $34,502    $44,660    $73,456     $15,275       $24,915
Cost of sales..........................    34,029     32,273     27,187     32,858     51,489      11,133        16,490
                                          -------    -------    -------    -------    -------     -------       -------
  Gross profit.........................     8,869      9,453      7,315     11,802     21,967       4,142         8,425
Selling, general and administrative
  expenses.............................     7,045      7,293      6,902      9,362     15,401       2,875         4,367
Research and development expenses......       886      1,014        983      1,108      1,635         292           688
Loss on closure of German subsidiary...        --         --        409         --         --          --            --
                                          -------    -------    -------    -------    -------     -------       -------
  Operating income (loss)..............       938      1,145       (979)     1,332      4,931         975         3,370
Interest expense.......................       (91)      (195)      (151)      (195)      (282)         60            60
Other income (expense), net............        13        (44)        --         --         --          --            --
                                          -------    -------    -------    -------    -------     -------       -------
  Income (loss) before income taxes....       861        906     (1,130)     1,137      4,649         915         3,310
Provision (benefit) for income taxes...       285        297       (357)       414      1,800         356         1,295
                                          -------    -------    -------    -------    -------     -------       -------
  Net income (loss)....................   $   576    $   609    $  (773)   $   723    $ 2,849         559         2,015
                                          =======    =======    =======    =======    =======     =======       =======
Net income (loss) per share(1).........   $  0.06    $  0.07    $ (0.08)   $  0.08    $  0.31     $  0.06       $  0.22
                                          =======    =======    =======    =======    =======     =======       =======
Weighted average number of shares(1)...     9,172      9,172      9,172      9,172      9,172       9,172         9,172
                                          =======    =======    =======    =======    =======     =======       =======



                                                 JULY 31,    JULY 30,    JULY 29,    JULY 28,    JULY 26,    OCTOBER 25,
                                                   1992        1993        1994        1995        1996         1996
                                                 --------    --------    --------    --------    --------    -----------
                                                                             (IN THOUSANDS)
 CONSOLIDATED BALANCE SHEET DATA:
 Cash.........................................    $    24     $    57     $   211    $    212    $    793      $    58
 Working capital..............................      1,285       1,911       1,275       1,868       4,632        6,569
 Total assets.................................      8,230       9,072       7,638      11,011      21,112       25,325
 Line of credit...............................      1,909       2,868       1,679       1,484       4,185        3,660
 Long-term obligations........................         87          58          39          34          --           --
 Total shareholders' equity...................      1,729       2,338       1,564       2,287       5,136        7,151


------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of net income (loss) per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW


     The Company was formed in 1987. Its first product was a 5 1/4 inch floppy disk drive for the IBM PS/2 personal computer. At the time, IBM was shipping the PS/2 with only a 3 1/2 inch floppy disk drive, although the software and data of most computer users were still stored on 5 1/4 inch formats. The Company subsequently began producing aftermarket disk drive upgrade products for computer products sold by other manufacturers, and such upgrade products continue to be an important area of focus of the Company's business. In 1990, the Company developed and began selling CD-ROM multimedia kits, consisting of a CD-ROM drive, a sound card, software drivers and various CD-ROM software titles. The Company initially achieved rapid growth in the sales of multimedia kits to mass merchants and national distributors. However, in fiscal 1994, the Company began to experience significant losses on sales of its multimedia kits due to high return rates, high product support costs and rapid price erosion that resulted both in decreased margins on initial sales and in losses on unsold inventory and returned products. Accordingly, in early fiscal 1994, the Company began to phase out sales of multimedia kits, and in fiscal 1995 it discontinued sales of these kits. Sales of multimedia kits declined from 31% of net sales in fiscal 1994 to 5% of net sales in fiscal 1995. Additionally, the Company incurred a one-time charge to operations of $409,000 in fiscal 1994 related to the closure of its German sales office. These factors contributed to the Company's net loss for fiscal 1994.



     In fiscal 1994, the Company introduced its CD server and array product line while continuing to provide a broad line of disk drive upgrade products. In addition, during fiscal 1994, the Company began utilizing computer resellers and VARs as its primary sales channel instead of mass merchants and national distributors and commenced shipment of its first RAID arrays and fault tolerant, high performance storage servers. During fiscal 1995, the Company experienced rapid growth in sales of its CD servers and arrays. Sales of hard disk drive upgrade products, CD servers and arrays, and RAID and tape backup subsystem products represented 63%, 4% and 2% of net sales in fiscal 1994, and 58%, 32% and 5% of net sales in fiscal 1995, respectively. During fiscal 1996, sales of CD servers and arrays increased more rapidly than sales of the Company's other product lines. As a result, in fiscal 1996, sales of CD servers and arrays represented 49% of net sales, while sales of hard disk drive upgrade products and RAID and tape backup subsystem products represented 47% and 4% of net sales, respectively. See "Business -- Products and Technology."


     The Company generally records sales upon product shipment. The Company presently maintains agreements with many of its computer resellers, VARs and distributors that allow limited returns (including stock balancing) and price protection privileges. The Company has in the past experienced high return rates. During fiscal 1996, customer returns and price protection charges represented approximately 12% of gross sales. The Company maintains reserves for anticipated returns (including stock balancing) and price protection privileges. Under a product evaluation program established by the Company, computer resellers, VARs, distributors and end users generally are able to purchase products on a trial basis and return the products within a specified period if they are not satisfied. Evaluation units are not recorded as sales until the customer has issued a purchase order.


     Historically, the Company's gross margins have experienced significant volatility. The Company's gross margins vary significantly by product line, and, therefore, the Company's overall gross margin varies with the mix of products sold by the Company. For example, low capacity disk drive subsystems generally result in lower gross margins than CD servers and arrays. As sales of CD servers and arrays have become a larger percentage of the Company's total sales, the Company has experienced a corresponding increase in its overall gross margins. From fiscal 1994 to fiscal 1996, sales of CD servers and arrays grew from approximately 4% to 49% of net sales, contributing to an improvement in the Company's gross margin from approximately 21.2% to 29.9%. The Company's markets are also characterized by intense competition and declining average unit selling prices as products mature over the course of the relatively short life cycle of individual products, which have often ranged from six to twelve months. In addition, the Company's gross margins may be adversely affected by availability and price increases associated with key products and components from the Company's suppliers, some of which have been in short supply, and inventory obsolescence resulting from older generation products or the unexpected discontinuance of third party components. Finally, the Company's margins vary with the mix of its distribution channels and with general economic conditions. For any of the foregoing reasons, the Company's overall margin could decline in the future from the levels experienced in recent quarters. See "Risk Factors -- Potential Fluctuations in Future Results of Operations,"
"-- Component Shortages; Reliance on Sole or Limited Source Suppliers" and
"-- Rapid Technological Change; Short Product Life Cycles."


RESULTS OF OPERATIONS

     The following table sets forth the Company's statement of operations data as a percentage of net sales for the periods indicated.


                                                          YEARS ENDED                     QUARTERS ENDED
                                                --------------------------------    --------------------------
                                                JULY 29,    JULY 28,    JULY 26,    OCTOBER 27,    OCTOBER 25,
                                                  1994        1995        1996         1995           1996
                                                --------    --------    --------    -----------    -----------
Net sales.....................................    100.0%      100.0%      100.0%       100.0%         100.0%
Cost of sales.................................     78.8        73.6        70.1         72.9           66.2
                                                  -----       -----       -----
  Gross profit................................     21.2        26.4        29.9         27.1           33.8
Selling, general and administrative
  expenses....................................     20.0        20.9        21.0         18.8           17.5
Research and development expenses.............      2.8         2.5         2.2          1.9            2.8
Loss on closure of German subsidiary..........      1.2          --          --           --             --
                                                  -----       -----       -----
  Operating income (loss).....................     (2.8)        3.0         6.7          6.4           13.5
Interest expense..............................      0.4         0.4         0.4          0.4            0.2
                                                  -----       -----       -----
  Income (loss) before income taxes...........     (3.2)        2.6         6.3          6.0           13.3
Provision (benefit) for income taxes..........     (1.0)        1.0         2.5          2.3            5.2
                                                  -----       -----       -----
  Net income (loss)...........................     (2.2)%       1.6%        3.9%         3.7%           8.1%
                                                  =====       =====       =====



  QUARTER ENDED OCTOBER 25, 1996 COMPARED TO QUARTER ENDED OCTOBER 27, 1995



    Net Sales



     Net sales increased 63.1% from $15,275,000 for the quarter ended October 27, 1995 to $24,915,000 for the quarter ended October 25, 1996. This increase was primarily due to increases in sales of CD servers and arrays and sales of disk drive upgrade subsystems for desktop and notebook computers and, to a lesser extent, increases in net sales of RAID high capacity storage devices. For the quarter ended October 25, 1996, sales of CD servers and arrays, disk drive upgrade products and RAID storage systems comprised approximately 45%, 48% and 7% of net sales, respectively. International sales increased approximately 17.7%, from $1.7 million, or approximately 11% of net sales, in the quarter ended October 27, 1995, to $2.0 million, or approximately 8% of net sales, in the quarter ended October 25, 1996. For the quarter ending January 24, 1997, the Company does not anticipate significant growth in net sales, if any, over the quarter ended October 25, 1996. The Company's fiscal second quarter sales have historically remained relatively flat due primarily to heavy reseller participation in trade shows that detract from reseller selling efforts, end user budget constraints that restrict end user purchases and a higher than average number of holidays during the fiscal second quarter.



    Gross Profit



     The Company's gross profit increased from 27.1% of net sales, or $4,142,000, for the quarter ended October 27, 1995 to 33.8% of net sales, or $8,425,000, for the quarter ended October 25, 1996. These increases were primarily the result of higher margins on sales of recently introduced CD servers and arrays and, to a lesser extent, higher margins on sales of disk drive upgrade products for notebook computers and RAID storage products.



    Selling, General and Administrative Expenses



     Selling, general and administrative expenses increased 52.0% from $2,875,000 for the quarter ended October 27, 1995 to $4,367,000 for the quarter ended October 25, 1996. These expenses represented 18.8% and 17.5% of net sales in the quarters ended October 27, 1995 and October 25, 1996, respectively. The dollar increase in selling, general and administrative expenses for the first quarter of fiscal 1997 was primarily a result of increased marketing and promotional costs and increased personnel and related costs necessary to support the Company's growth in net sales. The decrease in selling, general and administrative expenses as a percentage of net sales for the first quarter of fiscal 1997 was due primarily to a decrease in management bonuses from $571,000 for the first quarter of fiscal 1996 to $125,000 for the first quarter of fiscal 1997. The Company anticipates that the dollar amount of its selling, general and administrative expenses will increase as the Company continues to expand its efforts to penetrate certain sales channels and regions and continues to strengthen management information and telecommunications systems.



    Research and Development



     Research and development expenses increased 135.6% from $292,000 for the quarter ended October 27, 1995 to $688,000 for the quarter ended October 25, 1996. These expenses represented 1.9% and 2.8% of net sales for the quarters ended October 25, 1995 and October 27, 1996, respectively. These increases were primarily due to continued increases in additional hardware developers and software programmers and increased related support costs to develop additional products and enhance existing product features. The Company anticipates that the dollar amount of its research and development expenses will increase, and also may increase as a percentage of net sales, with the addition of dedicated engineering resources to develop new product categories, to ensure that the Company's products are compatible with a wide range of hardware platforms and network topologies and to further develop MESA, the Company's proprietary client/server management storage architecture. In addition, the Company intends to continue to update software drivers to ensure that the Company's CD servers and arrays function with a variety of hardware platforms and network operating systems. To date, all of the Company's software development costs have been expensed as incurred, as the impact of capitalizing software costs under Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" would have been immaterial to the Company's financial statements.



    Income Taxes



     The Company's effective tax rates for the quarters ended October 27, 1995 and October 25, 1996 were 38.9% and 39.1% of net income, respectively, which approximate the federal and state statutory rates with modest reductions for benefits resulting from the Company's use of its foreign sales corporation ("FSC") and a research and development credit.

  COMPARISON OF YEARS ENDED JULY 29, 1994, JULY 28, 1995 AND JULY 26, 1996


    Net Sales

     The following table sets forth the net sales and percentages of net sales represented by each of the Company's product lines.


                                                                          YEARS ENDED
                                                                -------------------------------
                                                                 JULY        JULY        JULY
                                                                  29,         28,         26,
                                                                 1994        1995        1996
                                                                -------     -------     -------
                                                                (DOLLARS IN THOUSANDS)
NET SALES DATA:
CD servers and arrays.........................................  $ 1,568     $14,426     $36,079
Disk drive upgrade products...................................   21,726      26,000      34,789
RAID and tape backup subsystem products.......................      686       2,198       2,588
Multimedia kits...............................................   10,522       2,036          --
                                                                 ------      ------      ------
          Total...............................................  $34,502     $44,660     $73,456
                                                                 ======      ======      ======



                                                                          YEARS ENDED
                                                                -------------------------------
                                                                 JULY        JULY        JULY
                                                                  29,         28,         26,
                                                                 1994        1995        1996
                                                                -------     -------     -------
PERCENTAGE OF NET SALES DATA:
CD servers and arrays.........................................        4%         32%         49%
Disk drive upgrade products...................................       63          58          47
RAID and tape backup system products..........................        2           5           4
Multimedia kits...............................................       31           5          --
                                                                 ------      ------      ------
          Total...............................................      100%        100%        100%
                                                                 ======      ======      ======



     Net sales increased 29.4% from $34.5 million in fiscal 1994 to $44.7 million in fiscal 1995 and increased an additional 64.5% to $73.5 million in fiscal 1996. Net sales increased from fiscal 1994 to fiscal 1995 primarily as a result of increased sales of the Company's CD servers and arrays and, to a lesser extent, increased sales of its disk drive upgrade products and RAID products, which were partially offset by decreased sales of its CD-ROM multimedia kits that were discontinued in fiscal 1995. Net sales increased from fiscal 1995 to fiscal 1996 primarily as a result of increased sales of CD servers and arrays (including sales of higher performance CD servers) and, to a lesser extent, increased sales of hard disk drive upgrade products.



     International sales, primarily to European customers and secondarily to Middle Eastern, Latin American and Pacific Rim customers, were $6.5 million, $6.2 million and $8.4 million, and accounted for approximately 19%, 14% and 11% of net sales for fiscal 1994, 1995 and 1996, respectively. International sales remained essentially constant for fiscal 1995 compared to fiscal 1994 as increased sales of hard disk drive upgrade products were offset by decreased sales of CD-ROM multimedia kits. International sales increased by 35.6% from fiscal 1995 to fiscal 1996 primarily as a result of increased sales of CD-ROM servers and arrays. See "Risk Factors -- Risks of International Sales and Operations."


     Gross Profit

     The Company's gross profit totalled $7.3 million, $11.8 million and $22.0 million during fiscal 1994, 1995 and 1996, respectively. The Company's gross margin increased from 21.2% in fiscal 1994 to 26.4% in fiscal 1995, due primarily to a shift in product mix toward higher margin CD servers and arrays and a decrease in the losses associated with the discontinuance of sales of the Company's CD-ROM multi-media kits. During fiscal 1996, gross margin further increased to approximately 29.9% due primarily to a continuing shift in product mix toward higher margin CD servers and arrays as well as an increase in gross margins for the Company's CD servers and arrays, and to a lesser extent from an increase in gross margins on the Company's hard disk drive upgrade and RAID products.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased 35.6% from $6.9 million in fiscal 1994 to $9.4 million in fiscal 1995 and further increased 64.5% to $15.4 million in fiscal 1996. These expenses represented 20.0%, 20.9% and 21.0% of net sales in fiscal 1994, 1995 and 1996, respectively. The increase from fiscal 1994 to fiscal 1995 was due primarily to an increase in various marketing and advertising programs to promote sales of the Company's CD servers and arrays and RAID subsystems in vertical niche markets, as well as increases in staffing to support the Company's growth. The increase from fiscal 1995 to fiscal 1996 was due primarily to increased marketing expenses associated with advertising, direct mail and channel telemarketing, as well as increases in sales commissions and general and administrative staffing necessary to support the Company's growth. Selling, general and administrative expenses for fiscal 1995 and 1996 included $0.9 million and $2.9 million, respectively, for bonuses for executive officers.


     Research and Development Expenses


     Research and development expenses, consisting primarily of personnel expenses, increased 12.7% from $1.0 million in fiscal 1994 to $1.1 million in fiscal 1995 and further increased 47.6% to $1.6 million in fiscal 1996. These expenses represented 2.8%, 2.5% and 2.2% of net sales in fiscal 1994, 1995 and 1996, respectively. The slight dollar increase from fiscal 1994 to fiscal 1995 resulted primarily from the Company's enhanced efforts to develop its CD server and array product lines and RAID subsystems. This increase was largely offset by the Company's discontinuation of its development efforts for its CD-ROM multimedia kit business. The dollar increase from fiscal 1995 to fiscal 1996 was due primarily to the Company's expanded efforts to develop new CD servers and RAID products and to develop CD FORCE, a CD-ROM network server incorporating Procom's proprietary software data access management system.


     Loss on Closure of German Subsidiary

     The Company incurred a one-time charge to operations of $409,000 related to the closure of its German sales office during fiscal 1994. The Company formed its German subsidiary in fiscal 1993 to support its increasing European sales and marketing efforts primarily related to sales of CD-ROM multimedia kits. However, the Company closed its German office in April 1994 due to the subsidiary's lack of profitability resulting from higher average general and administrative costs, slower realization of sales than anticipated and a lower gross margin product mix. During fiscal 1995, the Company completed the liquidation of the subsidiary's assets.

     Interest Expense

     The Company maintains a working capital line of credit to support its accounts receivable and inventory levels. Interest expense increased from $151,000 in fiscal 1994 to $195,000 in fiscal 1995 as the Company's sales, and resulting accounts receivable and inventory levels, increased. Interest expense further increased to $282,000 for fiscal 1996 as the Company utilized its available credit lines to support further increases in accounts receivables and inventory levels.

     Income Taxes


     The Company's effective tax rates were (31.6)%, 36.4% and 38.7% for fiscal 1994, 1995 and 1996, respectively. In fiscal 1994, the Company utilized net operating losses to reduce its state income tax rate below the statutory level. For fiscal 1995 and 1996, the Company's effective tax rate approximated federal and state statutory rates, with moderate reductions due to the Company's use of its FSC. For fiscal 1994 and 1995, the Company received benefits from a research and development credit, while the fiscal 1996 benefit was significantly reduced due to legislation which temporarily denied the credit. See Note 4 of Notes to Consolidated Financial Statements.


     The Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," on July 28, 1994. The cumulative effect of the adoption as of July 28, 1994 was immaterial and, as a result, the Company did not restate any prior financial statements.

QUARTERLY INFORMATION


     The following tables set forth certain unaudited financial information in dollars and as a percentage of net sales for the eight quarters of fiscal 1995 and 1996 and the first quarter of fiscal 1997. The Company believes that all necessary adjustments, consisting only of normal recurring accruals, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire fiscal year.


     The Company operates under thirteen week quarters that end on the Friday closest to the calendar quarter end. As a result, a fiscal quarter may not end on the same day as the calendar quarter end.


                                                                 QUARTERS ENDED
                -----------------------------------------------------------------------------------------------------------------
                OCTOBER 28,   JANUARY 27,   APRIL 28,   JULY 28,   OCTOBER 27,   JANUARY 26,   APRIL 26,   JULY 26,   OCTOBER 25,
                   1994          1995         1995        1995        1995          1996         1996        1996        1996
                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.....     $9,048       $10,040      $12,121    $13,451      $15,275       $15,801      $17,775    $24,605      $24,915
Cost of
  sales.......      6,701         7,213        9,100      9,844       11,133        10,948       12,263     17,145       16,490
                   ------       -------      -------    -------      -------       -------      -------    -------      -------
  Gross
    profit....      2,347         2,827        3,021      3,607        4,142         4,853        5,512      7,460        8,425
                   ------       -------      -------    -------      -------       -------      -------    -------      -------
Selling,
  general and
  administrative    1,851         2,255        2,350      2,906        2,875         3,333        3,829      5,364        4,367
Research and
development...        210           226          325        347          292           386          459        498          688
                   ------       -------      -------    -------      -------       -------      -------    -------      -------
  Operating
    income....        286           346          346        354          975         1,134        1,224      1,598        3,370
Interest
  expense.....         40            58           56         41           60            61           51        110           60
                   ------       -------      -------    -------      -------       -------      -------    -------      -------
  Income
    before
    income
    taxes.....        246           288          290        313          915         1,073        1,173      1,488        3,310
Provision for
  income
  taxes.......         91           105          104        114          356           418          457        569        1,295
                   ------       -------      -------    -------      -------       -------      -------    -------      -------
  Net
    income....     $  155       $   183      $   186    $   199      $   559       $   655      $   716    $   919      $ 2,015
                   ======       =======      =======    =======      =======       =======      =======    =======      =======
Net income per
  share.......     $ 0.02       $  0.02      $  0.02    $  0.02      $  0.06       $  0.07      $  0.08    $  0.10      $  0.22
                   ======       =======      =======    =======      =======       =======      =======    =======      =======
Weighted
  average
  number of
  shares(1)...      9,172         9,172        9,172      9,172        9,172         9,172        9,172      9,172        9,172
                   ======       =======      =======    =======      =======       =======      =======    =======      =======


------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of net income (loss) per share.


     The following table sets forth certain unaudited quarterly financial information of the Company for the eight quarters of fiscal 1995 and 1996 and the first quarter of fiscal 1997 expressed as a percentage of net sales.



                                                                 QUARTERS ENDED
                -----------------------------------------------------------------------------------------------------------------
                OCTOBER 28,   JANUARY 27,   APRIL 28,   JULY 28,   OCTOBER 27,   JANUARY 26,   APRIL 26,   JULY 26,   OCTOBER 25,
                   1994          1995         1995        1995        1995          1996         1996        1996        1996
                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------   -----------
Net sales.....     100.0%        100.0%       100.0%      100.0%      100.0%        100.0%       100.0%      100.0%      100.0%
Cost of
  sales.......      74.1          71.8         75.1        73.2        72.9          69.3         69.0        69.7        66.2
                   -----         -----        -----       -----       -----         -----        -----       -----       -----
  Gross
    profit....      25.9          28.2         24.9        26.8        27.1          30.7         31.0        30.3        33.8
                   -----         -----        -----       -----       -----         -----        -----       -----       -----
Selling,
  general and
  administrative    20.4          22.5         19.4        21.6        18.8          21.1         21.5        21.8        17.5
Research and
development...       2.3           2.3          2.7         2.6         1.9           2.4          2.6         2.0         2.8
                   -----         -----        -----       -----       -----         -----        -----       -----       -----
  Operating
    income....       3.2           3.4          2.8         2.6         6.4           7.2          6.9         6.5        13.5
Interest
  expense.....       0.5           0.6          0.4         0.3         0.4           0.4          0.3         0.5         0.2
                   -----         -----        -----       -----       -----         -----        -----       -----       -----
  Income
    before
    income
    taxes.....       2.7           2.8          2.4         2.3         6.0           6.8          6.6         6.0        13.3
Provision for
  income
  taxes.......       1.0           1.0          0.9         0.8         2.3           2.6          2.6         2.3         5.2
                   -----         -----        -----       -----       -----         -----        -----       -----       -----
Net income....       1.7%          1.8%         1.5%        1.5%        3.7%          4.2%         4.0%        3.7%        8.1%
                   =====         =====        =====       =====       =====         =====        =====       =====       =====

     The Company's net sales have increased every quarter for the eight quarters of fiscal 1995 and 1996 and the first quarter of fiscal 1997. The increased sales have resulted primarily from increased shipments of CD servers and arrays and higher capacity disk drive upgrade products. In addition to seasonal factors that generally contribute to a relatively flat second fiscal quarter, the Company believes that its net sales for the second quarter of fiscal 1996 were adversely impacted by inclement weather and the federal government shutdown, which restricted federal purchasing due to budgetary uncertainty and the absence of federal purchasing decision-makers. The 38.4% increase in net sales for the fourth quarter of fiscal 1996 over the third quarter of fiscal 1996 was due primarily to a significant increase in sales of high capacity storage upgrade products as the Company capitalized on unique market opportunities and, to a lesser extent, increased sales of CD servers and arrays.



     Gross margin ranged from 24.9% for the third quarter of fiscal 1995 to 33.8% for the first quarter of fiscal 1997. Fluctuations in gross margin resulted from variations in revenue mix from sales of higher margin CD servers and arrays and RAID products, and sales of lower margin medium capacity disk drive storage products. Certain other factors which contribute to decreases in the Company's gross margins include the lower margins generated by sales of products near the end of their life cycles and increased international sales, which generally involve slightly lower average unit sales prices as a result of the increased use of distributors rather than computer resellers or VARs.



     Selling, general and administrative expenses ranged from 17.5% of net sales in the first quarter of fiscal 1997 to 22.5% of net sales in the second quarter of fiscal 1995. While selling, general and administrative expenses have generally increased, fluctuations in these expenses as a percentage of net sales have resulted primarily from varying levels of net sales, management bonuses and seasonal variations in marketing, advertising and trade show expenditures.



     Research and development expenses ranged from 1.9% of net sales in the first quarter of fiscal 1996 to 2.8% of net sales in the first quarter of fiscal 1997. Research and development expense levels fluctuated quarterly depending primarily on the size of the Company's engineering staff, as well as the number and nature of projects under development during any given quarter.


     The Company's results of operations have in the past varied significantly and are likely in the future to vary significantly as a result of a number of factors, including the mix of products sold, the volume and timing of orders received during the period, the timing of new product introductions by the Company and its competitors, product line maturation, the impact of price competition on the Company's average selling prices, the availability and pricing of components for the Company's products, changes in distribution channel mix and product returns or price protection charges from customers. Many of these factors are beyond the Company's control. Although the Company has experienced growth in sales in recent periods, there can be no assurance that the Company will experience growth in the future or be profitable on an operating basis in any future period. In addition, due to the short product life cycles that characterize the Company's markets, a significant percentage of the Company's sales each quarter may result from new products or product enhancements introduced in that quarter. Since the Company relies on new products and product enhancements for a significant percentage of sales, failure to continue to develop and introduce new products and product enhancements or failure of these products or product enhancements to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also has historically capitalized on short-term market opportunities for volume purchases of certain components at favorable prices. For example, in the quarter ended July 26, 1996, the Company capitalized on a one-time opportunity to purchase a significant volume of high capacity disk drive upgrade products at below market prices, which resulted in a price advantage to the Company that enhanced the Company's sales and results of operations for that quarter. There can be no assurance that the Company will be able to capitalize on such opportunities in the future. In addition, the Company's fiscal second quarter sales have historically remained relatively flat due primarily to heavy reseller participation in trade shows that detract from reseller selling efforts, end user budget constraints that restrict end user purchases, and a higher than average number of holidays during that quarter.

LIQUIDITY AND CAPITAL RESOURCES

     The Company was founded with minimal capital and has never raised additional equity funds. For the past three fiscal years, the Company has satisfied its operating cash requirements principally through net income, supplemented by periodic borrowings of funds under its working capital line of credit and increases in accounts payable and accrued expenses. Net cash provided by operating activities was $1.4 million and $0.4 million in fiscal 1994 and fiscal 1995, respectively, and net cash used in operating activities was $1.7 million, $1.1 million and $0.1 million in fiscal 1996 and the first quarter of each of fiscal 1996 and 1997, respectively. In fiscal 1994, net cash provided by operating activities was provided primarily by a decrease in accounts receivable and an increase in accounts payable, partially offset by the Company's net loss for the year. In fiscal 1995, net cash provided by operating activities resulted primarily from an increase in accounts payable and accrued expenses, together with the Company's net income, offset in large part by increases in inventories and accounts receivable. In fiscal 1996 and the first quarter of each of fiscal 1996 and 1997, net cash used in operating activities resulted primarily from increases in inventories and accounts receivable, offset in part by the Company's net income and increases in accounts payable and accrued expenses. During fiscal 1994 and 1995, the Company used $1.2 million and $0.2 million, respectively, to repay net borrowings under its line of credit, and, during fiscal 1996, the Company borrowed $2.7 million, net of repayments, to finance operations and purchase $0.4 million of property and equipment. In the first quarter of fiscal 1996, the Company borrowed $1.0 million net of repayments to finance operations, and in the first quarter of fiscal 1997, the Company used $0.5 million to repay net borrowings under its line of credit.



     In November 1994, the Company instituted a revolving line of credit with Finova Capital ("Finova"). The facility was amended in November 1995 to provide the Company with up to $6.0 million in working capital loans, based upon the Company's accounts receivable and inventory levels. Finova also makes available to the Company various flooring commitments pursuant to which the Company may finance the purchase of up to $13.0 million in inventory (less any amounts outstanding in working capital loans) from certain of the Company's vendors who have credit arrangements with Finova. As of October 25, 1996, there was approximately $3.7 million outstanding under the credit facility, and $7.5 million outstanding under the flooring arrangements. The agreement governing the credit facility requires the Company to maintain certain financial covenants, minimum levels of tangible net worth and minimum levels of liquidity. As of October 25, 1996, the Company was in material compliance with the covenants of the Finova line of credit. The line is secured by substantially all of the assets of the Company. The initial term of the line of credit expires on November 29, 1996, but automatically renews for successive one year periods unless terminated by either party within a specified period in advance of the automatic renewal date. See Note 5 of Notes to Consolidated Financial Statements.



     As of October 25, 1996, the Company had cash balances of $0.1 million and $2.3 million of availability under its line of credit. The Company believes that the cash proceeds from this offering, together with existing cash balances and available credit under its existing line of credit, will be sufficient to meet anticipated cash requirements for at least the next twelve months. In the event the Company's plans require more capital than is presently anticipated, the Company's remaining cash balances may be consumed and additional sources of liquidity such as debt or equity financings may be required to meet working capital needs. There can be no assurance that additional capital beyond the amounts currently forecasted by the Company will not be required nor that any such required additional capital will be available on reasonable terms, if at all, at such time or times as required by the Company.


RECENT ACCOUNTING PRONOUNCEMENTS

     During March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss should be recognized under the statement. The Company's adoption of the statement will be effective for fiscal 1997. The Company has studied the implications of the statement, and based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition and results of operations.

     During October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans under the statement. The Company is currently following the requirements of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company plans to adopt SFAS No. 123 during fiscal 1997 utilizing the disclosure alternative under the statement.

                                    BUSINESS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


     Procom designs, manufactures and markets enterprise-wide data storage and information access solutions that are compatible with all major hardware platforms, network protocols and operating systems. The Company believes it is currently a leader in the market for CD-ROM servers and arrays due to its extensive distribution channels as well as the scalability, performance, ease of use and multi-protocol support of its products. The Company provides end users with disk drive upgrades for servers, desktop and notebook computers and also provides high performance, fault tolerant RAID solutions and tape backup subsystems. The Company utilizes computer resellers, VARs and distributors to sell its products to a wide variety of end users, including Fortune 500 corporations, governmental agencies and financial and educational institutions.


BACKGROUND

     In recent years, there has been a significant migration to client/server and network computing. Today's networks are much larger and more complex than early networks, often consisting of multiple servers (application servers, file servers, database servers and communications servers) and hundreds or even thousands of desktop clients manufactured by a number of different vendors. These servers and clients may utilize a number of different operating systems, including Unix, Novell NetWare, IBM OS/2 Warp, Windows NT, Windows 95, Windows
3.1 and Macintosh OS. The distributed nature of these networks, together with the increased use of computers throughout organizations to create and store files, has resulted in an increase in the amount and dispersion of critical data across the clients and servers on these networks.

     As the size of networks and the amount of information used and stored on those networks have increased, access to such data has become increasingly important to end users. Users increasingly rely on the information resident on networks and PCs, such as customer databases, inventory records, sales tracking reports and research reference materials, for the effective accomplishment of daily business activities. As a result, end users must have real-time access to secure and reliable network data, regardless of the location of such data, and the supporting operating system. These factors have made it complicated to access information stored on networks.

     The increase in the size of networks has been accompanied by concurrent increases in the size and complexity of computer data and files. Application software developers continue to introduce software packages that increasingly incorporate features which require large amounts of storage, such as graphics, video and sound. For example, a minute of uncompressed full motion video and sound could require 1,800 megabytes of storage. Similarly, the size and complexity of images stored and manipulated using document imaging systems have intensified network storage requirements. Further, the increasing popularity of the Internet as a means of communication and a medium by which to access and distribute information has contributed to the demand for increased storage, as users download a wide variety of complex data from the Internet.

     Organizations evaluating alternatives for additional storage capacity must consider a number of factors, including total cost of ownership, capacity, access time, security, reliability and the ability to integrate such additional storage into an existing network. The cost of ownership includes not only the initial cost of a storage system but also the expenses associated with the ongoing administration of the network. Administrative costs associated with network data storage have increased as networks have grown more complex and systems administrators have been required to monitor storage systems that support multiple operating systems and multiple applications across numerous clients.


     In response to increased demand for cost-effective storage of different types of information, a variety of storage media have been developed, including hard disk, magnetic tape and CD-ROM. Hard disk storage is a popular means of storing and accessing large amounts of information that is continually changing. Hard disk storage provides rapid access time but is a relatively expensive storage medium and is easily erased. Magnetic tape is the least expensive storage medium, but has the slowest access times. Magnetic tape is therefore ideal for backing up large amounts of information that is only expected to be accessed infrequently.

     CD-ROM technology emerged in the early 1980s as a cost-effective method by which to store and distribute large amounts of information. A single CD can store approximately 650 megabytes of information, the same amount which could be contained on over 100,000 pages of paper. In addition, CD-ROMs offer data reliability and security, as they cannot be altered or erased, are not susceptible to data loss when computer systems fail and have a life expectancy of 50 to 100 years. Since CD-ROMs cannot be erased or written over, however, they are not suitable for storage situations in which information must be continually updated and altered. However, for organizations that require periodic distribution of written material, such as law reference books, parts lists, catalogues or manuals, CD-ROMs are much more cost-effective and practical than paper-based documents. The proliferation of network computing and the rapid increase in CD-ROMs as a means of information distribution and storage have fueled demand for CD-ROM systems that provide network wide access.

     RAID storage systems have developed in response to demand for increased data storage, performance, security, reliability, fault tolerance and availability, as well as for constant access. RAID is a method for allocating data across several hard disk drives and allowing a server microprocessor to access those drives simultaneously, thus increasing system storage and input/output performance. In addition, lost data on any drive can be recreated using special RAID algorithms, thus ensuring the immediate availability of RAID protected data even in the event of a disk drive failure.

     The increase in the importance and volume of stored, complex data has increased demand for secure and reliable methods of storage that allow for efficient and cost-effective protection and management of such data. These factors have also increased demand for total storage solutions that can quickly and efficiently provide access to large volumes of data resident on a variety of clients and servers running different operating environments, as well as data generated by a wide range of applications. In addition, users are increasingly demanding solutions comprised of not only hardware for cost-effective storage of and access to large amounts of secure and reliable information, but also software that manages information flow and reduces the high costs of network storage administration.

PROCOM SOLUTION


     The Company provides a wide range of products designed to address the data storage and information access requirements of client/server computing environments. The Company's CD servers and arrays, disk drive upgrades and RAID and tape backup subsystems are easy to install and use and have a relatively low overall cost of ownership. Procom's CD servers and arrays address the expanding use of CD-ROM as a distribution medium by providing clients with simultaneous access to up to 63 CD-ROMs at 30x speed. The Company's disk drive upgrades allow users to utilize their existing hardware for longer periods of time, thereby extending the life of their initial investment. The Company's RAID and tape backup subsystems provide high performance, fault tolerant storage of over a terabyte of data for large network information databases.



     The Company's recently introduced CD FORCE CD-ROM network server incorporates an embedded operating system that centralizes data access management services, thereby reducing administrative costs. This embedded operating system is based on the Company's managed enterprise storage architecture ("MESA"). MESA's operating system software is designed to provide non-intrusive plug and play compatibility with most popular network operating systems, allowing products incorporating the MESA architecture to be installed by simply connecting one cable to the network. The central processing unit contained in each MESA-equipped server is designed to allow the server to manage and process data without burdening the network server. See "-- Products and Technology -- Products Under Development."


     The core elements of the Company's solution include:

     Broad Product Line. The Company supplies a wide range of products with a variety of prices, storage capacities, access times, storage media, hardware/software combinations and levels of redundancy. The Company's products are designed to meet a broad spectrum of end user data storage and information access needs and range from disk drive storage upgrade products to the Company's recently introduced Hyper CD-30x module, a CD-ROM and hard disk combination, which the Company believes has the fastest CD-ROM access time and data transfer rates available. The Company's broad range of products allows its computer reseller and VAR customers to utilize Procom as a single source to satisfy the storage requirements of a wide range of end users, thereby reducing the need for multiple vendors.

     Modular and Scalable Design. The Company's products are designed to address the evolving data storage and information access requirements of enterprise-wide computing environments. Procom's products are modular and can be linked together to accommodate a customer's expanding data storage and information access requirements.

     Ease of Installation and Use. The Company's data storage and information access solutions have been designed for ease of installation, configuration and use in a variety of client/server networks. Many of the Company's CD servers and arrays can be added to computer networks by simply attaching them as nodes to existing network cabling. The Company's recently introduced CD FORCE server contains a graphical user interface that facilitates end user access to information contained on CD-ROMs.

     Reduced Cost of Ownership. Procom incorporates a number of features into its products that reduce the costs associated with both the installation of its products and the down-time of networks and storage systems. The Company's products include numerous fault tolerant features, such as redundant and hot-swappable power supplies and fans and hot-swappable disk and CD-ROM drives that allow users to repair a damaged drive without interrupting the operation of the network. The Company's CD-ROM and RAID products include features that reduce administrative costs for network administrators by providing remote management and notification of actual or potential system or component failures, and its RAID products also provide automatic reconstruction of data and easy adjustment of RAID levels. In addition, the operating system software incorporated into the Company's MESA architecture is designed to further reduce administrative costs by centralizing network data storage management.

     Multi-platform, Multi-protocol Support. Procom's products are compatible with a wide range of client networks and operating systems, including Unix, Novell NetWare, IBM OS/2 Warp, Windows NT, Windows 95, Windows 3.1 and Macintosh OS. In addition, the Company's products support multiple network topologies such as Ethernet, FDDI, Fast Ethernet and Token Ring. This compatibility allows customers to implement the Company's storage solutions in a broad range of enterprise-wide computing environments.

BUSINESS STRATEGY

     The Company's objective is to provide products that fulfill customers' evolving needs for data storage and information access products across all major computers and operating systems. The key elements of the Company's strategy to achieve this objective are as follows:

     Develop Additional Network Storage Products. The Company is focused on developing server products that will enable networks to provide and manage additional storage capacity more efficiently. These products will share many of the design characteristics of the Company's current CD FORCE network server, integrating a high performance central processing unit, network interface card and Procom's proprietary embedded operating system software, and will be designed to allow users on the network to store and access information more quickly. The Company plans to develop additional storage management software and to introduce additional servers that will utilize a variety of storage media, including hard disks (with RAID functionality) and magnetic tape, which can be attached directly to and will be compatible with a wide variety of network environments.

     Enhance Reseller Relationships. The Company focuses its marketing efforts on developing an awareness of the Company's data storage and information access solutions with various computer resellers, VARs and distributors of its products. These relationships provide the Company with indirect access to and improved visibility among large corporations and other institutional end users. The computer resellers, VARs and distributors also function as a sales force for the Company, allowing the Company to reach a large number of end users without incurring the significant expenditures associated with a direct sales force, and provide ongoing service for the Company's storage systems. The Company intends to sell a broader range of its products and services to these existing customers.

     Target Vertical Markets. The Company promotes higher levels of sales of its CD servers and arrays through its channel partners by targeting a portion of its marketing efforts to specific end users that require enterprise-wide access to information published on CD-ROM, such as law and accounting firms, educational organizations, medical service providers and governmental agencies. The Company employs a similar strategy with regard to the sale of its high capacity RAID solutions by targeting its marketing efforts to end users with large information storage and access requirements, such as companies that have recently migrated from mainframe computer systems to personal computer networks, video-on-demand providers and companies developing electronic imaging applications. The Company intends to continue to target these vertical markets in the future.

     Expand Strategic Relationships. The Company seeks to expand its relationships with the primary suppliers of components of its products, including drive manufacturers such as Seagate Technology, Inc. and Toshiba and network software operating system developers such as Novell, Inc. and Microsoft Corporation. These relationships provide the Company with early access to information regarding future product releases and technological developments that allow the Company to anticipate and respond to market opportunities. The Company also collaborates with manufacturers regarding the design of many components that the Company ultimately incorporates into its data storage and information access products. In addition, the Company maintains relationships with content providers, such as legal publishers and video suppliers. These relationships provide the Company with opportunities to receive free publicity and promotion within niche end user markets when content providers utilize Procom data storage and information access systems in conjunction with the display of their own products at trade shows and other marketing events. Finally, the Company also maintains informal relationships with certain end users of its products that enable the Company to learn of and respond to changing end user needs. The Company intends to expand its relationships with suppliers and manufacturers, content providers and end users in the future.

     Deliver Timely Solutions. The Company believes that its focus on cost-effective data storage and information access allows it to remain a technology leader. The Company has focused on responding quickly to and capitalizing on demands for specialized data storage and information access products. The Company anticipates that additional market opportunities will arise as demand for data storage and information access products continues to increase, and the Company intends to maintain an organizational structure that will allow it to quickly respond to these opportunities if they develop.

PRODUCTS AND TECHNOLOGY


     The Company's principal product lines are CD servers and arrays, disk drive upgrade products and RAID and tape backup subsystems. These product lines accounted for approximately 32%, 58% and 5%, respectively, of the Company's net sales in fiscal 1995, approximately 49%, 47% and 4%, respectively, of the Company's net sales in fiscal 1996, and approximately 45%, 48% and 7%, respectively, of the Company's net sales in the first quarter of fiscal 1997. Many of the Company's products are offered in a variety of storage capacities and performance levels and, as a result, are sold at varying prices. See "Risk Factors -- Dependence on CD Servers and Arrays."


     CD Servers and Arrays


     The Company's CD servers and arrays provide an efficient method by which to store and share large amounts of information across a network. The Company's CD servers and arrays are available in a variety of plug and play configurations, from four to 63 CD drives, and can be configured with either 4x or 8x CD-ROM drives. In addition, the Company has recently introduced its Hyper CD-30x module, a CD-ROM and hard disk combination, which allows 30x data transfer speeds and is based on proprietary technology obtained by the Company pursuant to a marketing and integration arrangement with a third party. Several CD arrays also are available as servers, configured at the Company's factory with specified hardware and software. The Company provides each CD server and array with optional software drivers for Unix, Novell NetWare,

IBM OS/2 Warp, Windows NT, Windows 95, Windows 3.1, and Macintosh OS. Many of the Company's CD servers and arrays contain the Company's built-in "Smart SCSI CD" board, which maps up to seven CD drives to a single SCSI ID, thereby allowing additional CD servers and arrays to be added to a network. The Company's recently released CD FORCE Server incorporates the Company's MESA architecture and is designed to (i) provide plug and play compatibility with most popular network operating systems, (ii) function without burdening the network server and (iii) provide cross/multi-platform compatibility. The Company's internally developed CD-ROM network data access management software is not presently available on all major hardware platforms, and of the Company's CD servers and arrays shipped to date that contain network data management software, substantially all included third-party software. See "Risk
Factors -- Dependence on CD Servers and Arrays." In addition, by working with CD manufacturers and component suppliers, the Company has developed special enclosures to provide security for the CDs and prevent their loss, theft or damage.

     Certain information with respect to the Company's primary CD servers and arrays is set forth below:


---------------------------------------------------------------------------------------------
                                                                               APPROXIMATE
PRODUCT LINE                          KEY FEATURES                            RETAIL PRICE
---------------------------------------------------------------------------------------------
 CDT Array       - Allows up to 13GB of information to be distributed        $2,100-$13,600
                   over a network via 7, 14 or 21 CD-ROMs.
                 - Requires no hardware installation.
                 - Ethernet or Token Ring network connectivity.
---------------------------------------------------------------------------------------------
 CDT Server      - Allows up to 13GB of information to be distributed        $8,300-$26,500
                   over a network via 14 or 21 CD-ROMs.
                 - Requires no hardware installation.
                 - In addition to Ethernet and Token Ring connectivity,
                   CDT Servers support most popular network connectivity.
                 - Includes CD-ROM management software for most popular
                   network platforms.
                 - Includes embedded Pentium-based server to improve
                   overall performance.
---------------------------------------------------------------------------------------------
 CDRAX           - Allows up to 40GB of information on CD-ROM to be           up to $76,400
                   distributed over a network.
                 - Provides simultaneous access to up to 63 CD-ROMs.
                 - Requires no hardware installation.
                 - In addition to Ethernet and Token Ring connectivity,
                   CDRAX supports other popular network connectivity.
                 - Contains hot swappable CD-ROM drives and redundant
                   power supplies and fans.
                 - Includes CD-ROM management software for most popular
                   network platforms.
                 - Includes embedded Pentium-based server to improve
                   overall performance.
---------------------------------------------------------------------------------------------

     The Company has recently introduced the following products:


---------------------------------------------------------------------------------------------
                                                                           APPROXIMATE RETAIL
     PRODUCT LINE                           KEY FEATURES                         PRICE
---------------------------------------------------------------------------------------------
 Hyper CD-30x Module       - Provides access time as low as 10.5 ms and      $5,300-$86,500
                             data transfer rate of 4,500KB/sec.
                           - Includes intelligent SCSI adapter designed
                             to migrate CD-ROM images onto the embedded
                             FAST-SCSI hard drive, providing 30x
                             performance.
                           - Supports most operating systems.
                           - Allows up to 41GB of information to be
                             distributed over a network via 12, 18 and 63
                             CD-ROMs.
---------------------------------------------------------------------------------------------
 CD FORCE 14, 21 and 63    - Enables cross-platform CD-ROM access by        $10,300-$83,300
                             embedding Procom's proprietary storage
                             management software within its CD Servers.
                           - Provides direct connect features to
                             heterogeneous networking environments.
                           - Operates independently of the network
                             operating system.
                           - Includes scalable architecture and
                             multi-protocol access.
                           - Allows up to 41GB of information to be
                             distributed over a network via 12, 18 and 63
                             CD-ROMs.
                           - Provides advanced security and metering
                             options.
                           - Includes embedded Pentium-based server to
                             improve overall performance.
                           - Supports Ethernet, Fast Ethernet, FDDI and
                             Token Ring connectivity.
                           - Available in 4x, 8x and 30x configurations.
---------------------------------------------------------------------------------------------


     The Company also produces CD-ROM publishing and recording packages as part of its strategy to capitalize on the use of CD-ROM as a popular information storage medium for a number of industries. Procom's internal and external CD-Recorders are designed to meet the archiving needs of desktop computer users.

     Disk Drive Upgrades


     The Company remains committed to supplying products that enhance the performance and capacity of notebook and desktop computers, as well as network servers. The addition of a single high-capacity hard disk drive subsystem to a network server adds several gigabytes of storage capacity and improves overall speed and performance. A complete installation kit is included with each hard disk drive for easy integration. Several hard disk drives can be combined to enable data to be spanned, striped or mirrored in a variety of configurations. Due to the increase in the popularity of notebook computers, sales of the Company's ATOM notebook upgrade drive kits constituted 14% of net sales in fiscal 1996 and 19% of net sales in the first quarter of fiscal 1997.

     Certain information with respect to the Company's hard disk drive storage upgrade products is set forth below:


-----------------------------------------------------------------------------------------------
                                                                                   APPROXIMATE
PRODUCT LINE                             KEY FEATURES                             RETAIL PRICE
-----------------------------------------------------------------------------------------------
 ATOM           - Includes internal 2.5 inch IDE hard drives.                      $350-$1,100
                - Ranges in capacity from 500MB to 2.1GB.
                - Equipped with all necessary components required for
                  installation.
                - Compatible with most popular notebook computers.
-----------------------------------------------------------------------------------------------
 SI             - High-performance internal FAST SCSI hard drives.                 $250-$3,650
                - Ranges in capacity from 540MB to 9GB.
                - Equipped with all necessary components required for
                  installation.
                - Compatible with most popular desktop computers, workstations and servers.
-----------------------------------------------------------------------------------------------
 MD             - High-performance external FAST SCSI hard drives.                 $400-$5,900
                - Ranges in capacity from 540MB to 18GB.
                - Equipped with all necessary components required for
                  installation.
                - Compatible with most popular workstations and servers.
-----------------------------------------------------------------------------------------------
 PR-IDE         - Includes Internal 3.5 inch IDE hard drives with software.         $250-$550
                - Ranges in capacity from 500MB to 2.5GB.
                - Equipped with all necessary components required for
                  installation.
                - Compatible with most popular desktop computers and
                  workstations.
-----------------------------------------------------------------------------------------------


     The Company also offers CD-ROM drives for stand-alone desktop applications and a variety of other storage peripheral products.

     RAID and Tape Backup Subsystems

     The Company's RAID products present a solution to the storage and input/output ("I/O") speed, capacity and reliability challenges presented by network computing. RAID is a method of distributing data in stripes across several hard disk drives, allowing the microprocessor to access those drives simultaneously, thus increasing storage system I/O performance. RAID solutions generally reduce bottlenecks that occur in non-RAID environments when multiple users access data simultaneously. In addition, RAID configurations can provide a high degree of fault tolerance because they continuously calculate and store a unique parity, using logic to accompany each data stripe. If any drive fails, the remaining drives in the system may use the parity value to reconstruct the data on the failed drive, thus ensuring the immediate availability of RAID protected data even in the event of a disk drive failure.

     RAID is available in several levels that differ in the ways they allocate data for storage and achieve fault tolerance. End users of RAID products select the appropriate RAID level depending on overall cost and performance for their particular requirements. Often, the user's actual application will dictate the appropriate level of data access, fault tolerance and redundancy desired. For example, applications such as on-line processing of financial transactions require instantaneous access to multiple disks, while multimedia or video-on-demand applications generally require single-user access, but at a significantly higher data transfer rate. The Company offers RAID products for all commonly used RAID levels for most hardware platforms and network environments. In addition, the Company also designs and sells tape backup storage solutions for a variety of computing environments to provide an additional level of protection for mission-critical data.

     Certain information with respect to the Company's high capacity fault tolerant RAID and tape storage systems is set forth below:


----------------------------------------------------------------------------------------------
                                                                               APPROXIMATE
     PRODUCT                             KEY FEATURES                         RETAIL PRICE
----------------------------------------------------------------------------------------------
 LANForce            - Provides storage capacities up to 56GB.               $8,900-$33,800
                     - Includes redundant components to reduce system
                       failures.
                     - Operating system independent.
                     - Hardware-based RAID solution frees host computer
                       from RAID management tasks.
                     - Supports varying levels of RAID.
                     - Offers optional cache memory to increase I/O
                       performance.
----------------------------------------------------------------------------------------------
 RAID RAX            - Provides all LANForce features.                      $34,400-$144,200
                     - Provides storage capacity from 50GB to over 1
                       terabyte.
                     - Available in rack-mounted configuration that
                       allows flexibility for expansion as storage needs
                       increase.
                     - Accommodates both 3.5 inch and 5.25 inch drive
                       shuttles concurrently.
                     - Accepts multiple host inputs.
----------------------------------------------------------------------------------------------
 DLT Tape Drive      - Digital linear tape backup up to 280GB.               $4,000-$13,500
                     - Provides cost-effective method of unattended
                       backup.
                     - Compatible with most major backup software.
----------------------------------------------------------------------------------------------


     Products Under Development


     The Company's product development priorities are aimed at meeting the growing market demand for complete storage solutions that are capable of addressing the evolving needs and challenges associated with distributed network computing. Current product development efforts focus on developing and integrating the Company's own proprietary software as a value-added component of the Company's complete storage solutions. The Company is continuing to enhance MESA, to address the growing complexity of network data storage management that has resulted from increases in heterogeneous network computing environments and the amount and complexity of data. The MESA client/server storage management architecture incorporates an embedded operating system designed to centralize data storage management services, and thereby reduce administrative costs associated with data storage management. MESA's operating system software furnishes it with non-intrusive plug and play compatibility with most popular network operating systems, allowing products incorporating the MESA architecture to be installed by simply connecting one cable to the network. The multi-platform support provided by MESA will enable client workstations to use their own operating systems and still benefit from the functionality of MESA without any additional software. The central processing unit contained in each MESA-equipped server is designed to allow the server to manage and process data without burdening the network server. MESA is being designed to provide a cost-effective storage management solution that supports heterogenous client/server computing environments, is scalable to support networks and allows clients using multiple operating systems to access simultaneously a single storage system. MESA-equipped products enable systems administrators to manage CD-ROM storage systems and are being designed to manage other storage systems either locally or remotely and provide administrators with the ability to monitor and restrict access by end users within the network. The Company's recently released CD FORCE server incorporates the Company's MESA architecture and is designed to centralize data management storage services for information contained on CD-ROM. See "-- CD Servers and Arrays." No assurances can be given, however, that the Company will be successful in any of its product development efforts or that, even if successfully developed, the Company's products will achieve timely market acceptance. See "Risk Factors -- Rapid Technological Change; Short Product Life Cycles" and "-- Research and Development."


CUSTOMERS AND APPLICATIONS


     The Company sells its products principally to computer resellers, VARs and distributors, which in turn sell to end users of the Company's products. During fiscal 1996 and the first quarter of fiscal 1997, combined sales to Vanstar Corporation, Intelligent Electronics Inc. and Entex Information Services Inc. totalled approximately 23.3% and 25.4%, respectively, of net sales. The loss of any of these customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Customer Concentration; Distribution Strategy Risks; Inventory Protection."


     End users of the Company's products include Fortune 500 corporations, government agencies and financial and educational institutions. The following table lists certain end users of the Company's products.


INDUSTRIAL                       GOVERNMENT                            LEGAL AND ACCOUNTING
----------                       ----------                            --------------------
Arco                             Executive Office of the President     Cravath Swaine & Moore
Chevron USA                      US Department of Defense              Weil Gotshal & Manges
Exxon                            Los Angeles City Attorney             Ernst & Young LLP
Mitsubishi                       Los Angeles County Sheriff            Price Waterhouse LLP
Lockheed                         U.S. Public Defender                  Clark Hill PLC
Gilette                          Veterans Administration

EDUCATION                        TELECOMMUNICATIONS                    TECHNOLOGY
---------                        ------------------                    ----------
George Washington University     AT&T                                  EDS
Harvard University               MCI                                   Honeywell
UCLA                             Pacific Bell                          IBM
UC Davis Law School              US West                               Microsoft
                                 Southwestern Bell                     Wang
ENTERTAINMENT                                                          Sybase
-------------                    FINANCIAL SERVICES
20th Century Fox                 ------------------
Walt Disney Pictures             Bank One
  (Buena Vista Studios)          Prudential
Warner Communications            Union Bank

SALES AND MARKETING


     The Company's strategy is to deploy a comprehensive sales, marketing and support infrastructure to meet the data storage and information access requirements of users of complex client/server networks, both in the U.S. and internationally. The Company uses multiple distribution channels to reach end user customers. In the United States, the Company has agreements with and sells its products through domestic computer aggregators such as Intelligent Electronics Inc. and Inacom Corporation, as well as smaller independent VARs and computer resellers. The Company also sells its products to computer resellers that function as corporate computer consultants to large corporations, educational institutions and governmental agencies, and maintains sales agreements with many of these consultants. These corporate computer consultants include AmeriData, Inc., Electronic Data Systems Corporation, Entex Information Services, Vanstar Corporation and others. Often these entities, and many of the Company's other customers, consult with end users of the Company's products in business and government, and then incorporate the Company's products into larger overall enterprise solutions. The Company recently reached an agreement with Tech Data Corporation, a computer products distributor, to sell the Company's products nationally. Outside the United States, the Company's products are sold through approximately 40 major distributors in a number of countries throughout the world. See "Risk Factors -- Customer Concentration; Distribution Strategy Risks; Inventory Protection."



     The Company has agreements with many of its computer resellers, VARs and distributors relating to purchases of the Company's products. These agreements do not provide the Company with any guaranteed levels of purchases. The Company frequently grants limited rights to customers to return products purchased from the Company, in some cases in exchange for new purchases, and also provides price protection to its customers. The short product life cycles of the Company's products and the difficulty in predicting future sales increase the risk that new product introductions, price reductions by the Company or its competitors or other factors affecting the personal computer and upgrade storage industries could result in significant product returns. In addition, new product introductions by the Company's suppliers or its competitors or other market factors may require the Company to reduce prices in a manner or at a time that gives rise to significant price protection charges. The Company estimates returns and potential price protection charges based on historical experience and accrues reserves therefor. However, these accruals may prove insufficient, and future returns and price protection charges may have a material adverse effect on the Company's business, financial condition and results of operations, particularly in light of the rapid product obsolescence that often occurs during product transitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Historically, the Company enjoyed a relatively short sales cycle due to the low cost of its disk drive upgrade products. The typical sales cycle, from the time an end user contacted a reseller to the shipment by the Company of the desired product, often took less than one week. However, as the Company's product mix has shifted to increasingly complex and higher priced data storage and information access solutions, the Company's sales cycle has lengthened significantly. Because Procom's CD servers and arrays and RAID storage and access systems often represent a significant expenditure for end users, these users frequently require the approval of several individuals within their organization before placing purchase orders. In addition, the complexity of the Company's storage and RAID storage access solutions often require the Company to demonstrate its products for end users, further lengthening the sales cycle. In response to increasing demand from end users, the Company has instituted an evaluation program that provides for a specified period in which end users may install and evaluate the Company's products. Evaluation units are not booked as revenue until the Company receives a purchase order at the end of such trial period. During fiscal 1996, approximately half of all evaluation units were purchased at the end of their trial period.



     The Company maintains a sales and sales support staff that at October 25, 1996 consisted of 48 people, substantially all of whom were located at the Company's principal offices in Irvine, California. The Company's sales are made to computer resellers, VARs and distributors through telemarketing efforts by sales representatives. The Company has recently hired its first U.S. field sales representative and is considering the implementation of a field sales force in various cities throughout the U.S. In addition, the Company has recently added independent sales representatives in Canada, France and Germany. The field sales representatives provide, among other things, regional technical support for customers, perform product demonstrations and, where desirable, accompany computer resellers and VARs on sales calls with end users. The Company intends to expand the number of its international sales representatives. The Company also intends to add additional international distributors in targeted countries and is developing joint marketing relationships with certain distributors. For fiscal 1995, 1996 and the first quarter of fiscal 1997, international sales represented approximately 14%, 11% and 8%, respectively, of the Company's net sales. See "Risk Factors -- Risks of International Sales and Operations."



     The Company's marketing group, as of October 25, 1996, consisted of 12 persons engaged in a number of activities designed to help the Company achieve better market recognition and ultimately increased sales. This group's responsibilities include (i) advertising in magazines targeted to specific markets, (ii) conducting various promotional programs with the Company's computer resellers, VARs and distributors, including cooperative advertising arrangements and special programs where employees of the Company's computer resellers, VARs and distributors can earn cash awards for their efforts in recommending or selling the Company's products to end users, (iii) coordinating the Company's participation in various trade shows, including COMDEX and specific vertical applications shows such as LegalTech and (iv) cooperating with publishers and authors of industry magazines in the testing and review of the Company's products since market acceptance of each new generation of products is influenced significantly by reviews in leading computer industry magazines and related awards.


CUSTOMER SERVICE AND SUPPORT


     The Company employs engineers and technicians who work closely with the Company's sales personnel to assist computer resellers, VARs and distributors and end users with pre- and post-sales support matters, as well as to provide customers with technical support, education, training and consulting services. The Company's customer service and technical support staff at October 25, 1996 consisted of approximately 12 people located in Irvine, California. Customer service personnel provide customer service through software driver updates, upgrade programs and warranty service. Technical support personnel assist end users and distributors by telephone, facsimile and on-line services, including 24-hour bulletin board services and World Wide Web sites, in the installation, configuration and use of the Company's products. The Company also relies on its computer resellers, VARs and distributors to provide technical support and service. In November 1995, the Company signed an agreement with Siemens Nixdorf Information Systems, a national provider of computer technical services ("Siemens"), to provide on-site installation and service to end users of its high capacity CD servers and arrays. By contracting with Siemens, which has many offices located throughout the U.S., the Company believes it should be able to offer a rapid response to end user technical problems throughout the country. The Company expects that its return rates resulting from technical problems will decrease as Siemens field representatives demonstrate effective installation and service methods at customer sites. The Company offers warranties on its products ranging from one to five years. The Company's primary warranty efforts consist of accepting defective products from customers and either repairing them or returning the defective component to the original manufacturer for repair or replacement during the applicable warranty period. The Company generally protects itself by extending to its customers a warranty that corresponds to the warranty provided to the Company by its suppliers. However, if a supplier were to fail to meet its warranty obligations, the Company would be forced to assume responsibility for warranties on all components manufactured by that supplier. Such an event could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Warranty Exposure."


RESEARCH AND DEVELOPMENT


     The Company believes that continued investment in research and development is critical to the Company's ability to continue to introduce, on a timely basis and at competitive prices, new and enhanced products incorporating the latest technology and addressing emerging market needs. The Company's research and development staff consisted of 34 employees as of October 25, 1996, which includes software and hardware engineers and software quality assurance technicians. Research and development expenses, primarily consisting of personnel expenses, were $1.0 million, $1.1 million and $1.6 million in fiscal 1994, 1995 and 1996, respectively, constituting 2.8%, 2.5% and 2.2% of net sales, respectively and were $0.3 million and $0.7 million in the first quarter of each of fiscal 1996 and 1997, respectively, constituting 1.9% and 2.8% of net sales for these periods, respectively. The Company anticipates that the dollar amount of its research and development expenses will increase and that such expenses also may increase as a percentage of net sales with the addition of dedicated engineering resources to develop new product categories, to ensure that the Company's products are compatible with a wide range of hardware platforms and network topologies, and to develop additional software associated with the Company's MESA architecture, allowing the Company to develop servers that support not only CD-ROM, but also hard disk drive and magnetic tape storage media. The Company's hardware and software engineers are engaged in ongoing development of new storage subsystems that offer increasing storage capacity and compatibility with an expanding base of computer networks and operating systems. See "-- Products and Technology -- Products Under Development." There can be no assurance that the Company's development efforts will be successful, or that the Company will be able to introduce competitive new products in a timely manner.


     The market for the Company's products is characterized by frequent new product introductions and rapid product obsolescence. These factors typically result in short product life cycles, historically ranging from six to twelve months. For example, the data transfer rate of CD-ROM products has increased rapidly, resulting in the introduction of four, eight, ten and twelve speed CD-ROMs. Similar technological advances have been made with regard to disk drive storage capabilities and other performance standards. Each new product cycle presents new opportunities for current or prospective competitors of the Company to gain market share. The Company must continually monitor industry trends in selecting new technologies and features to incorporate into its products. If the Company is unable to successfully introduce new products on a timely basis, the Company's sales could be adversely affected. Any such failure also could impair the Company's brand name and the Company's ability to command the attention and loyalty of computer resellers, VARs and distributors in future periods. Moreover, because short product life cycles are accompanied by long lead times for many components of the Company's products, the Company may be unable to reduce or increase production in response to unexpected demand.


     The Company's ability to introduce new products in a timely manner is heavily dependent on its ability to develop or purchase firmware and software drivers for its CD-ROM and disk drive products. While the Company endeavors to work with its component suppliers to plan for the timing of introduction of new components and to develop the associated firmware and software, unforeseen design issues or other factors that delay introduction of these products could adversely affect the Company's ability to ship new products. In addition, third party suppliers may not employ adequate testing and quality assurance procedures, resulting in the receipt by the Company of defective components. This could require the Company to find replacement components or wait for the resolution of the problem, either of which could delay the Company's ability to bring products to market and have a material adverse effect on the Company's business, financial condition and results of operations. The Company's business also will be adversely affected if new disk drives, CD-ROM drives or other components that it selects from among those offered by its various vendors do not perform favorably on a cost or performance basis compared to competing products. In addition, products and technologies developed by competitors may render the Company's products and technologies noncompetitive or obsolete. Finally, advances in network and on-line technology and development of new, higher-capacity storage media such as DVD may result in a reduction or replacement of CD-ROM as a data storage and information access medium. If the Company is unable to adapt to these and other technological advances by developing new products, the Company's financial performance would be materially adversely affected. See "Risk Factors -- Substantial Competition" and "-- Rapid Technological Change; Short Product Life Cycles."


MANUFACTURING

     The Company's primary manufacturing activities, located at the Company's headquarters in Irvine, California, consist of testing, assembling and integrating components to form data storage and information access subsystems. The Company has historically operated without a material backlog. The Company generally purchases the major components of such subsystems (hard disk drives, CD-ROM drives or tape drives) based on historical requirements and forecasted needs to provide it with two to three weeks of inventory. Some of the Company's products require printed circuit boards, the assembly of which the

Company often subcontracts to third party vendors. The Company's CD servers and arrays generally require a special housing of either metal or plastic, and the Company contracts with third party vendors for the manufacture of those housing units. The Company performs quality assurance testing on most of its products and subjects third-party supplied components to testing and evaluation before including such components in the Company's product offerings. The Company packages the assembled hard disk drives, CD-ROM drives and tape backup drives with software, manuals and additional hardware components, which it generally purchases from third party suppliers. The Company relies on a network of independent subcontractors to supply certain custom components manufactured to the Company's specifications. This network consists of a number of small firms with limited financial resources. While the Company utilizes several firms to mitigate the risk of business interruption, it is possible that several vendors could simultaneously experience problems with production or financial stability, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company depends on sole or limited source suppliers for certain key components used in its products, particularly disk and CD-ROM drives. In recent years, these components have been in short supply and frequently on allocation by manufacturers, and the Company's size may place it at a competitive disadvantage during such periods relative to larger competitors. Although the Company maintains ongoing efforts to obtain adequate supplies of components, there can be no assurances that the Company will obtain adequate supplies or obtain such supplies at cost levels that would not adversely affect the Company's gross margins. The Company has no guaranteed supply arrangements with any of its sole or limited source suppliers and customarily purchases sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business. Moreover, the Company's suppliers may, from time to time, experience production shortfalls or interruptions that impair the supply of components to the Company. Component shortages are likely to continue, and there can be no assurance that such shortages will not adversely affect the Company's business, financial condition and results of operations. Conversely, in its attempt to counter actual or perceived component shortages, the Company may overpurchase certain components, resulting in excess inventory and reducing the Company's liquidity or, in the event of inventory obsolescence or a decline in the market value of such inventory, causing inventory write-offs that could materially adversely affect the Company's business, financial condition and results of operations.


     The Company relies on a small number of suppliers to continue to develop, introduce and manufacture disk drives, CD-ROM drives and other components that incorporate new technologies and features that compete favorably in functionality and price with the offerings of other disk drive and CD-ROM manufacturers, including competitors of the Company. The Company's dependence on these sole or limited source suppliers, and the risks associated with any delay or shortfall in supply, are exacerbated by the short life cycles that characterize the Company's products. Any delay in the introduction by or availability of disk drives or CD-ROM drives from the Company's suppliers or the failure of such suppliers to provide functionality and performance on a cost effective basis could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, it is possible that the technology of the components the Company uses in manufacturing its products will be rendered undesirable or obsolete by the components of other suppliers. The Company would then be forced to establish relationships with new suppliers, which could delay or preclude the Company from bringing competitive products to market and have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Rapid Technological Change; Short Product Life Cycles" and "-- Component Shortages; Reliance on Sole or Limited Source Suppliers."


COMPETITION

     The markets for the Company's products are intensely competitive. In each of its primary product lines, the Company competes with a large number of disk drive manufacturers, computer resellers, VARs and distributors. Some of the Company's vendors also sell competing products to distributors, which then sell these products to the Company's customers. Many of the Company's current and potential competitors have significantly greater market presence, name recognition and financial and technical resources than the Company, and many have longstanding positions and established brand names in their respective markets. In addition, certain of the Company's current and potential competitors possess competitive cost advantages due to a number of factors, including lower taxes and substantially lower costs of labor associated with international operations. Finally, manufacturers of disk drives such as Seagate Technology Inc., IBM, Quantum Corporation and Western Digital Corporation, and manufacturers of CD-ROM drives, such as Toshiba, NEC Corporation and Plextor Corporation, may in the future become more direct competitors of the Company to the extent that such manufacturers elect to expand into the disk drive upgrade market or the CD server and array market.

     The Company's primary competitors in the CD server and array market consist of (i) CD array manufacturers such as Microtest, Inc., Meridian Data, Inc. and Micro Design, Inc., which also furnish CD-ROM management software with their CD array products, (ii) a number of hardware aggregators, computer resellers and VARs that sell CD server products directly to end users, and (iii) various CD server and array manufacturers. The Company believes that it competes effectively in the CD server and array market by maintaining relationships with computer resellers and VARs that possess key relationships with decision makers at end users, while at the same time developing brand name identity through end user marketing and advertisements.


     The Company's primary competitors in the disk drive upgrade market are (i) computer manufacturers that also market and sell storage upgrades, such as IBM, Compaq and Hewlett-Packard, (ii) companies that specialize in reselling replacement or increased capacity storage disk drives, such as Storage Dimensions Inc. or Ameriquest Technologies, Inc., and (iii) various national distributors of third party upgrade drives such as Ingram Micro Inc., Merisel Inc. and Tech Data Corporation. The Company believes it competes effectively against each of these three classes of competitors in the disk drive upgrade market by offering a broad range of reasonably priced storage upgrade products to its computer resellers, VARs and distributors throughout the U.S. and worldwide.



     The Company's primary competitors in the RAID product market are (i) computer manufacturers, such as IBM, Compaq and Hewlett-Packard, which generally focus on providing storage upgrades for their products and (iii) companies that sell storage solutions directly to end users, such as EMC Corporation and Storage Technology Corporation. These direct sales competitors historically have focused their efforts on sales of high capacity storage products in the mainframe and minicomputer environments. In addition, the Company competes with many smaller enterprises that provide and sell unique solutions to various computer users. The Company believes that its relationships with computer resellers, VARs and distributors provide it with a competitive advantage over those manufacturers that have in the past sold high capacity storage systems directly to end users.


     The Company's success depends to a great extent on its ability to continue to develop products that incorporate new and rapidly evolving technologies to provide network users cost-effective data storage and information access solutions. However, to the extent that disk drive storage or information access products become more of a commodity, price competition among both computer manufacturers and suppliers of disk drives and CD-ROM drives may result in the availability of such storage and access at a low cost. These factors could create increased competition for the Company's products which could cause the Company to experience reduced gross profit margins on its products and could have a material adverse effect on the Company's business, financial condition and result of operations. The Company believes that the principal competitive factors in the Company's markets are product reliability, price/value relationship, product features and performance, brand name recognition, trade periodical reviews, time to market with new features and products, industry relationships, ease of installation and use, the quality of distribution channels, product quality, technical support and customer service.

     The Company believes that its brand name recognition allows the Company to remain competitive in the network storage solutions aftermarket and the CD server and array markets, and that the Company generally competes effectively with respect to the other competitive factors enumerated above. See "Risk Factors -- Substantial Competition" and "-- Rapid Technological Change; Short Product Life Cycles."

INTELLECTUAL PROPERTY

     The Company relies primarily on a combination of copyright and trade secret protections and confidentiality agreements to establish and protect its intellectual property rights. The Company has no patent protection for its current product line. There can be no assurance that the Company's measures to protect its intellectual property rights will deter or prevent unauthorized use of the Company's technology. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. The Company's inability to protect its proprietary rights in the United States or internationally may have a material adverse effect on the Company's business, financial condition and results of operations.

     Claims by third parties that the Company's current or future products, procedures or processes infringe upon their intellectual property rights may have a material adverse effect on the Company. The Company does not normally perform any formal surveys or studies relating to whether its products or processes infringe upon the intellectual property rights of others, and it would be difficult to establish whether a given product or process infringes upon the intellectual property rights of others. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of outcome, may result in substantial expense to the Company and significant diversion of the efforts of the Company's management and technical personnel. An adverse determination in any such litigation may subject the Company to significant liabilities to third parties, require disputed rights to be licensed from such parties, if licenses to such rights could be obtained, or require the Company to cease using such technology. There can be no assurance that if such licenses were obtainable, they would be obtainable at costs reasonable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, changes in patent or copyright laws or failure of the Company to obtain necessary licenses may prevent the Company from manufacturing, using or selling certain of its products or processes, which may have a material adverse effect on the Company's financial condition and results of operations. In May 1995, Compaq made certain infringement and other claims against the Company and obtained an injunction prohibiting the Company's use of a small string of software code contained in certain of the Company's disk drive products. Although the Company has rewritten the infringing code and settled the lawsuit, the lawsuit required substantial management time, significant expenditures for legal fees and costs and a one-time settlement payment and ongoing royalty payments to Compaq for these products. See "Risk
Factors -- Intellectual Property Rights."

EMPLOYEES


     As of October 25, 1996, the Company had 186 full-time employees, 55 of whom were engaged in manufacturing (including testing, quality assurance and materials functions), 34 in engineering and product development, 60 in sales and marketing, 12 in customer service and technical support, and 25 in finance and administration. The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good. The Company's success depends to a significant extent upon the continued service of its executive officers and other key management and technical personnel. See "Risk
Factors -- Dependence on Key Personnel."


FACILITIES


     The Company leases approximately 81,000 square feet of space in Irvine, California for its corporate offices and operations. The property is leased by the Company under a lease expiring in July 1998. The Company has an option to extend the lease for an additional four months. The Company believes that its existing facilities will be adequate to meet its facilities requirements through July 1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company as of October 25, 1996 were as follows:


       NAME           AGE                                 POSITION
------------------    ---     ----------------------------------------------------------------
Alex Razmjoo          34      Chairman of the Board, President and Chief Executive Officer
Frank Alaghband       33      Executive Vice President, Operations, and Director
Alex Aydin            34      Executive Vice President, Finance and Administration, and
                              Director
Nick Shahrestany      33      Executive Vice President, Marketing and Information Technology,
                              and Director
Frederick Judd        38      Vice President, Finance and General Counsel
Richard W. Ormond     44      Vice President, Marketing and Corporate Relations
Sam Inman(1)(2)       45      Director
Sam Yau(1)(2)         47      Director


---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors (the "Board") and are appointed annually, subject to the terms of their employment agreements. There are no family relationships between the executive officers or directors of the Company.


     Mr. Razmjoo is one of the Company founders and has served as its Chairman of the Board, President and Chief Executive Officer since 1987. From 1984 to 1987, Mr. Razmjoo served as Director of Engineering of CMS Enhancements, Inc. He received a B.S. degree in Electrical Engineering in 1985 from the University of California, Irvine.



     Mr. Alaghband is one of the Company founders and has served as its Executive Vice President, Operations and as a director since 1987. From 1984 to 1987, Mr. Alaghband served as a Systems Engineer in the Computer Systems Division of McDonnell Douglas. He received a B.S. degree in Electrical Engineering in 1985 from the University of California, Irvine.



     Mr. Aydin is one of the Company founders and has served as the Company's Executive Vice President, Finance and Administration and as a director since 1987. From December 1984 to August 1987, Mr. Aydin served as a Product Development Engineer for Toshiba America, Inc. He received dual B.S. degrees in Electrical Engineering and Biological Sciences in 1984 from the University of California, Irvine and a M.S. degree in Biomedical Engineering in 1985 from California State University, Long Beach.


     Mr. Shahrestany is one of the Company founders and has served as its Executive Vice President, Marketing and Information Technology and as a director since 1987. From 1985 to 1987, Mr. Shahrestany served as Regional Sales Manager of CMS Enhancements, Inc. He received a B.S. degree in Biological Sciences with a minor in Electrical Engineering in 1984 from the University of California, Irvine.

     Mr. Judd has served as the Company's Vice President, Finance and General Counsel since joining the Company in November 1993. Mr. Judd was General Counsel for CMS Enhancements, Inc. from February 1992 to November 1993. From April 1987 to February 1992, Mr. Judd served as the Chief Financial Officer and Treasurer of CMS Enhancements, Inc. Mr. Judd received a B.S. degree in Accounting in 1980 from Arizona State University and a J.D. degree in April 1985 from Brigham Young University. Mr. Judd is a certified public accountant and is licensed to practice law in California and Arizona.

     Mr. Ormond has served as the Company's Vice President, Sales and Marketing since October 1996. Mr. Ormond was a principal of Regis McKenna, Incorporated, a management consulting company, from

October 1990 to October 1996. Prior to April 1990, Mr. Ormond held various executive positions with MiniScribe Corporation, a computer manufacturer that filed a petition under the federal bankruptcy laws in January 1990. He received a B.A. in 1974 from the University of Notre Dame, and an M.B.A. in 1977 from the University of Southern California.


     Mr. Inman has served as a director since October 1996. Mr. Inman has been the Chief Executive Officer of Centura Software Corp. since January 1996. Mr. Inman served as President and Chief Operating Officer of Centura Software Corp. from April 1995 until January 1996. Immediately prior to joining Centura Software Corp., Mr. Inman served as an independent consultant to a number of high technology companies from 1994 until April 1995. Mr. Inman served as President and Chief Operating Officer of Ingram Micro Inc., a worldwide distributor of microcomputer products, from 1993 to 1994. Prior to assuming this position, Mr. Inman served as President of IBM's Personal Computer Company for the Americas from July 1992 to September 1993, President of IBM's National Distribution Division from March 1991 to July 1992, Director for IBM's Enterprise Systems Marketing Division from November 1988 to March 1991, and prior to this he served in various other positions within IBM. Mr. Inman received a B.S. degree in Mathematics from Purdue University.

     Mr. Yau has served as a director since October 1996. Mr. Yau has been a director and the President and Chief Executive Officer of National Education Corporation, a provider of proprietary educational programs, since May 1995. From May 1993 to November 1994, Mr. Yau was the Chief Operating Officer of Advacare, Inc., a medical management company. From May 1987 to May 1993, Mr. Yau was the Senior Vice President of Finance and Administration of Archive Corporation, now part of Seagate Technologies Inc., a computer storage company. He is a director of Steck Vaughn Publishing Corporation and Milcom International Inc. Mr. Yau received a B.S. degree in Economics from the University of Hong Kong and an M.B.A. from the University of Chicago.

BOARD COMMITTEES

     The Board formed a Compensation Committee and an Audit Committee in October 1996. Each committee is comprised of Messrs. Yau and Inman, the outside directors of the Company. Prior to such date, there were no committees of the Board. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's 1995 Stock Option Plan. The Audit Committee reviews the results and scope of the audit and other accounting-related services and evaluates the Company's internal audit and control functions.

DIRECTOR COMPENSATION


     Directors who are not compensated as employees of or consultants to the Company receive a $6,000 annual retainer fee, a fee of $2,000 per board meeting, a fee of $500 for service on any committee and reimbursement of expenses incurred in attending Board meetings. In October 1996, Messrs. Yau and Inman were each granted stock options under the 1995 Stock Option Plan to purchase 9,000 shares of the Company's Common Stock with an exercise price equal to $8.33 per share.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board consists of Messrs. Yau and Inman. No member of the Compensation Committee or executive officer of the Company has a relationship that constitutes an interlocking relationship with executive officers or directors of another entity.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Articles of Incorporation that limit the liability of its directors for monetary damages arising from a breach of their fiduciary duties as directors to the fullest extent permitted by the California Corporations Code. The Company's Bylaws provide that the Company must indemnify its directors and officers to the fullest extent permitted by the California Corporations Code. The Company also has entered into indemnification agreements with its executive officers and directors and has obtained officer and director liability insurance with respect to certain liabilities. See "Description of Capital Stock -- Limitation of Liability of Directors and Indemnification of Directors and Officers."

EXECUTIVE COMPENSATION


     The following table shows the compensation earned in fiscal 1996 by each of the Company's executive officers at the end of fiscal 1996 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                                           LONG-TERM
                                                                          COMPENSATION
                                           ANNUAL COMPENSATION            ------------
                                 ---------------------------------------   SECURITIES
                                                         OTHER ANNUAL      UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    SALARY($)  BONUS($)  COMPENSATION($)(1)   OPTIONS(#)   COMPENSATION($)(2)
-------------------------------  --------   --------  ------------------  ------------  ------------------
Alex Razmjoo...................  $193,608   $737,500        $5,101               --           $7,470
  Chairman, President and CEO
Frank Alaghband................   193,608    737,500         9,959               --            7,470
  EVP-Operations
Alex Aydin.....................   193,608    702,500         4,217               --            7,470
  EVP-Finance & Admin.
Nick Shahrestany...............   193,608    712,500         6,580               --            8,160
  EVP-Marketing & Info. Tech.
Frederick Judd.................    84,000     43,371            --            9,600               --
  VP-Finance & General
  Counsel


---------------

(1) Reimbursement of various personal expenses included in the executive officer's taxable income and, in the case of Mr. Alaghband, the portion of certain car lease payments considered as personal.

(2) Represents life insurance premiums paid by the Company.

     The Company granted no stock options and no stock options were exercised through the end of fiscal 1995. The following table summarizes option grants during fiscal 1996 to each of the Named Executive Officers:

                          OPTION GRANTS IN FISCAL 1996


                                                                                                  POTENTIAL
                                                                                             REALIZABLE VALUE AT
                                                INDIVIDUAL GRANTS                              ASSUMED ANNUAL
                       -------------------------------------------------------------------     RATES OF STOCK
                           NUMBER OF         PERCENT OF TOTAL                                PRICE APPRECIATION
                           SECURITIES       OPTIONS GRANTED TO                               FOR OPTION TERM(2)
                       UNDERLYING OPTIONS      EMPLOYEES IN        EXERCISE     EXPIRATION   -------------------
        NAME               GRANTED(#)         FISCAL 1996(%)     PRICE ($/SH)      DATE         5%        10%
---------------------  ------------------   ------------------   ------------   ----------   --------   --------
Alex Razmjoo.........            --                  --                 --             --          --         --
Frank Alaghband......            --                  --                 --             --          --         --
Alex Aydin...........            --                  --                 --             --          --         --
Nick Shahrestany.....            --                  --                 --             --          --         --
Frederick Judd.......         9,600(1)              4.1%            $ 2.50        9/15/05    $132,384   $225,024


---------------
(1) The option vests in 25% installments on each anniversary of the date of grant. In November 1993, Mr. Judd was also granted an option by Mr. Aydin to purchase 90,000 shares of the Company's Common Stock owned by Mr. Aydin. The exercise price of the option is $0.35 per share, which was the estimated fair market value of the Company's Common Stock on the date of grant.

(2) This column shows the hypothetical gains or "option spreads" of the options granted based on both the fair market value of the Common Stock for financial reporting purposes and assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

     The following table summarizes the value of options held at July 26, 1996 by the Named Executive Officers. There were no options exercised by the Named Executive Officers during the fiscal year ended July 26, 1996.


                         FISCAL YEAR-END OPTION VALUES


                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                           OPTIONS AT                    OPTIONS AT
                                                        JULY 26, 1996 (#)           JULY 26, 1996 ($)(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------  -----------   -------------   -----------   -------------
Alex Razmjoo.....................................       --          --                --           --
Frank Alaghband..................................       --          --                --           --
Alex Aydin.......................................       --          --                --           --
Nick Shahrestany.................................       --          --                --           --
Frederick Judd...................................       --           9,600            --          $25,632

---------------
(1) The amounts set forth represent the difference between the estimated fair market value of $5.17 per share as of July 26, 1996 and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

EMPLOYEE BENEFIT PLANS

     1995 Stock Option Plan


     In September 1995, the Board adopted and the Company's shareholders approved the 1995 Stock Option Plan, as amended (the "1995 Plan"), and reserved 540,000 shares of Common Stock for issuance thereunder. The 1995 Plan provides for the grant to employees of the Company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees, directors, and consultants of the Company of nonstatutory stock options. As of October 25, 1996, options to purchase an aggregate of 271,800 shares were outstanding under the 1995 Plan (47,889 of which were vested), and an aggregate of 268,200 additional shares remained available for additional grants.



     The 1995 Plan may be administered by the Board or a committee approved by the Board. Currently, the 1995 Plan is administered by the Compensation Committee of the Board, which determines the terms of options granted thereunder, including the exercise price, number of shares subject to the option and vesting schedule. Options granted under the 1995 Plan are not transferable other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the recipient only by such person. Options that are outstanding under the 1995 Plan will remain outstanding until they are exercised or they expire in accordance with these terms. The exercise price of all incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of a share of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Plan may not exceed ten years. In the event the shareholders of the Company approve certain mergers or consolidations, or the sale of substantially all of the business assets of the Company or certain persons other than beneficial owners of greater than 5% of the then outstanding voting power become the beneficial owner of more than 50% of the voting power of the Company, unless prior to such event the Board determines that there shall be either no acceleration or limited acceleration of awards, each option outstanding under the 1995 Plan will become immediately exercisable.

     401(k) Plan

     Effective August 1992, the Company adopted a tax deferred savings plan (the "401(k) Plan") that covers all full-time employees over the age of 21 with more than one year of service. An employee may contribute to the 401(k) Plan from 1% to 15% of his or her pretax compensation not to exceed in any given year the maximum amount allowable under Internal Revenue Service regulations. At the discretion of the Board, the Company may elect to match up to 100% of an employee's contributions to the 401(k) Plan. The Company is not obligated to make matching contributions, but has done so in the past on a discretionary basis. The rates of pre-tax contributions may be reduced with respect to highly compensated employees, as defined in the Code, so that the 401(k) Plan will comply with Section 401(k) of the Code. Pre-tax contributions are allocated to each employee's individual account, which is invested in selected investment alternatives according to the direction of the employee. An employee's pre-tax contributions are fully vested and nonforfeitable at all times, while employer contributions to an employee's account vest over a four-year period. An employee may also borrow from his or her account. All vested benefits are generally distributed to employees upon termination of employment. See Note 8 of Notes to Consolidated Financial Statements.

EMPLOYMENT AGREEMENTS


     The Company has employment agreements with Messrs. Razmjoo, Alaghband, Aydin and Shahrestany. Each employment agreement has a three-year term with an automatic renewal provision which provides that the agreement will perpetually maintain a three-year term unless terminated. Pursuant to the agreements, each officer receives an annual salary of not less than $225,000, which may at the discretion of the Board be increased in light of performance, inflation or other factors. Each officer is also entitled to receive an annual bonus based on the Company's performance, awarded at the discretion of the Board. Each officer is entitled to receive a monthly automobile allowance of $750 and reimbursement of business expenses. The Company is required to maintain a life insurance policy of $1 million for the benefit of each officer, and each officer is entitled to participate in the other benefit programs of the Company available to its executive officers. Each officer is entitled to an annual tax preparation allowance of $1,000. If the Company terminates an officer's employment without Cause (as defined in the employment agreement) or the officer terminates his employment for Good Reason (as defined in the employment agreement), the Company is obligated to provide certain benefits to the terminated officer, including paying the officer 35 months base salary, subject to Internal Revenue Code restrictions.


     On November 15, 1993, Mr. Judd joined the Company as Vice President, Finance and General Counsel. Pursuant to the Company's employment agreement with Mr. Judd, Mr. Judd's base salary is $84,000, and Mr. Judd can qualify for performance-based bonuses of up to $32,000 per year which may be adjusted in the future.

                              CERTAIN TRANSACTIONS

     The Company made product sales totaling $411,000 and $398,000 to an entity owned by a relative of Mr. Razmjoo during fiscal 1994 and 1995, respectively. At July 29, 1994, the Company had accounts receivable from this related party of $323,000. As a result of an Executive Order issued in May 1995 related to transactions with Iranian companies, the Company determined that amounts owed by this entity might not be collectible in the near future and, accordingly, during fiscal 1995, wrote off the outstanding balances owed to the Company by this entity of approximately $251,000. As a result, at July 28, 1995, the Company had no account receivable from this entity.

     In fiscal 1995, the Company purchased $38,000 of CD-ROM software products and $128,000 of software programming services from, and made cash advances totalling $159,000 to, Softbit, Inc., an entity that is 90 percent owned by the Founders and of which each of the Founders is a director and officer. At July 28, 1994 and July 28, 1995, the Company had a net receivable of $80,000 and $181,000, respectively, from this entity. During fiscal 1996, the Company made cash advances of approximately $93,000 to the entity, sold products valued at approximately $2,000 to the entity and incurred expenses of approximately $25,000 on behalf of the entity. At July 26, 1996, the Company had a net receivable of $301,000 from the entity, and due to the financial position of the entity, the Company determined that the receivable was uncollectible and wrote off the entire amount.

     The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may be subject as a result of their affiliation with the Company, to the fullest extent allowed by law.


     The Company has adopted a policy that transactions, other than compensation matters, between the Company and its executive officers, directors and affiliates, will be submitted to the Company's non-employee directors for approval.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 25, 1996, and as adjusted to give effect to the sale of shares offered hereby, (i) by each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each Selling Shareholder. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                       SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                         OWNED PRIOR TO                                   OWNED AFTER
                                            OFFERING               NUMBER OF              OFFERING(1)
                                     -----------------------         SHARES         -----------------------
         BENEFICIAL OWNER             NUMBER      PERCENT(2)    BEING OFFERED(1)     NUMBER      PERCENT(2)
-----------------------------------  ---------    ----------    ----------------    ---------    ----------
Alex Razmjoo(3)(4).................  2,250,000       25.0%            250,000       2,000,000       18.2%
  2181 Dupont
  Irvine, California 92715
Frank Alaghband(3)(4)..............  2,127,000       23.6%            250,000       1,877,000       17.1%
  2181 Dupont
  Irvine, California 92715
Alex Aydin(3)(4)(5)................  1,872,000       20.8%            250,000       1,597,000(5)    14.5%
  2181 Dupont
  Irvine, California 92715
Nick Shahrestany(3)(4).............  2,049,000       22.8%            250,000       1,799,000       16.4%
  2181 Dupont
  Irvine, California 92715
Frederick Judd(4)(6)(7)............     92,400        1.0%             25,000          67,400          *
Samuel Inman(3)....................         --         --                  --              --         --
Samuel Yau(3)......................         --         --                  --              --         --
All directors and executive
  officers as a group (8
  persons)(7)......................  8,300,400       92.2%          1,025,000       7,275,400       66.1%


---------------

 *  Less than one percent.

(1) Assumes no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment option is exercised in full, Mr. Aydin will sell an additional 113,430 shares of Common Stock and each of Messrs. Razmjoo, Alaghband and Shahrestany will sell an additional 113,440 shares of Common Stock.

(2) Percentage calculation is based upon 9,000,000 shares outstanding as of October 25, 1996 (or 11,000,000 shares following the Offering, based on the proposed issuance of 2,000,000 shares by the Company in the Offering).

(3) A director of the Company.

(4) An officer of the Company.


(5) Includes the number of shares being sold by Mr. Aydin in the Offering and the sale of 25,000 shares by Mr. Judd in the Offering, which shares Mr. Judd will acquire upon partial exercise of the option described in footnote (6) below. In addition, the number of shares owned after the Offering reflects 65,000 shares of Common Stock owned by Mr. Aydin that remain subject to the option.



(6) Includes shares subject to an option granted to Mr. Judd by Mr. Aydin to acquire 90,000 shares of Common Stock owned by Mr. Aydin, which option is presently exercisable in full, and of which 25,000 shares will be exercised and sold in the Offering.



(7) Includes 2,400 shares of Common Stock subject to vested options.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 65,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value.


COMMON STOCK

     Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which they are entitled to vote other than the election of directors, in which event, until the Company becomes a listed corporation as defined below, any holder may demand cumulative voting. See "-- Certain Anti-Takeover
Effects -- Classified Board of Directors" and "-- No Cumulative Voting." Holders of Common Stock have no preemptive, conversion, redemption or sinking funds rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

     The Board is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS


     After this Offering, the Founders will be entitled, upon expiration of the lock-up agreements with the Underwriters, to certain rights with respect to the registration of their shares under the Securities Act. Under the terms of the Registration Rights Agreement to which each Founder is a party, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others, the Founders, as the holders of 7,273,000 (assuming the consummation of this Offering and no exercise of the Underwriters' over-allotment option) shares of Common Stock, are entitled, subject to certain limitations and exceptions, to notice of such registration and are entitled to include shares of their Common Stock therein. In addition, at any time after the first anniversary of the Company's initial public offering and the Company becomes eligible to file registration statements on Form S-3 under the Securities Act, each Founder may, no more often than once during any 12-month period, request that the Company file a registration statement on Form S-3 with respect to shares of his Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. In general, all fees, costs and expenses of such registration will be borne by the Founders.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     The California General Corporation Law (the "Law") provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duties as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (iii) acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (vi) any improper transaction between a director and the Company in which the director has a material financial interest or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law. The Company's Articles of Incorporation provide that the Company's directors are not liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Bylaws of the Company (the "Bylaws") provide that the Company will indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law, subject to certain limitations for actions initiated by the director or officer, settlements not approved by the Company, losses covered by the directors' and officers' liability insurance policy maintained by the Company and judgments for an accounting of profits pursuant to
Section 16(b) of the Securities Exchange Act of 1934 and similar laws.

     The inclusion of the above provisions in the Company's Articles of Incorporation and Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. This provision does not affect a director's responsibilities under certain other laws such as the federal securities laws or state or federal environmental laws. At present, there is no litigation or proceeding pending involving a director of the Company pursuant to which indemnification is being sought, nor is the Company aware of any threatened litigation that might result in claims for indemnification by any director.

     The Company has entered into indemnification agreements with its directors and executive officers that require the Company to indemnify such directors and officers to the fullest extent permitted by applicable provisions of law provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance and violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws. The agreements contain provisions that are broader in some respects than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or executive officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms. The Company has obtained directors' and officers' liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and executive officers.

CERTAIN ANTI-TAKEOVER EFFECTS

     The provisions of the Articles of Incorporation and the Company's Bylaws summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.


     Classified Board of Directors. The Articles of Incorporation and Bylaws provide that when the Company becomes a "listed corporation" as defined below, as long as the size of the Board is at least six but less than nine directors, the Board will be divided into two classes of directors with each class serving staggered two-year terms and, if the number of directors is increased to nine or more, the Board will be divided into three classes serving staggered three-year terms. The Company will be deemed a "listed corporation" when it has been listed on the Nasdaq National Market and has at least 800 shareholders on the record date of an annual meeting of shareholders, as calculated in accordance with the California Corporations Code. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the directors, as a classified Board generally makes it more difficult for shareholders to replace a majority of the directors.


     No Cumulative Voting. The Articles of Incorporation and Bylaws provide that, when the Company becomes a "listed corporation," cumulative voting will be eliminated. Without cumulative voting, which entitles a holder of Common Stock to cast a number of votes for each share held by such holder equal to the number of directors to be elected, the holders of a majority of the shares present or represented at an annual meeting of shareholders will be able to elect all of the directors to be elected at that meeting. Consequently, the elimination of cumulative voting may make a change in control of the Company more difficult by denying minority shareholders representation on the Board.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors. The Company may, subject to compliance with Securities and Exchange Commission rules and regulations regarding proxy solicitation, reject a shareholder proposal or nomination that is not made in accordance with such procedures.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

LISTING

     Application has been made to have the Company's Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "PRCM."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. Upon the closing of this Offering, the Company will have outstanding 11,000,000 shares of Common Stock. Of these shares, the 3,025,000 shares sold in this Offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company.


     The remaining 7,975,000 shares of Common Stock held by existing shareholders will be "restricted" shares under the Securities Act (the "Restricted Shares"). Upon the expiration of lock-up agreements between each shareholder and the Underwriters, which will occur 180 days after the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"), all 7,975,000 Restricted Shares will become eligible for sale, subject to the volume limitations described below.



     At October 25, 1996, an aggregate of 271,800 shares of Common Stock are subject to outstanding options. A total of 47,889 shares subject to options are vested as of the date of this Prospectus and an aggregate of 268,200 additional shares are reserved for future issuance pursuant to the Company's 1995 Stock Option Plan. The Company plans to file a Registration Statement on Form S-8 to register the shares of Common Stock issuable pursuant to the 1995 Stock Option Plan. Approximately 55,000 shares of Common Stock subject to vested options will be eligible for resale upon the expiration of lock-up agreements 180 days following the Effective Date. Accordingly, shares of Common Stock issued under the 1995 Stock Option Plan will be available for sale in the public market upon vesting of such shares, subject to certain volume limitations under Rule 144 with respect to affiliates.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 110,000 shares immediately after this Offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above. The Securities and Exchange Commission has recently proposed to reduce the Rule 144 holding periods. If enacted, such modification could have an impact on the timing of when shares of Common Stock become eligible for resale.


     All of the Company's shareholders have agreed with Montgomery Securities that until 180 days after the Effective Date they will not sell, offer to sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any shares of Common Stock, or any securities exercisable or exchangeable for or any other rights to purchase or acquire shares of Common Stock owned directly by such holders or with respect to which they have power of disposition. The Company has also agreed not to issue, sell, offer to sell, grant any option to purchase or otherwise dispose of any equity securities or any securities convertible into, exercisable or exchangeable for Common Stock or other equity security for a period of 180 days after the Effective Date without the prior written consent of Montgomery Securities, subject to certain limited exceptions including grants of options and sales of shares under 1995 Plan. The lock-up agreements with Montgomery Securities may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Montgomery Securities.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by Montgomery Securities and Needham & Company, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Montgomery Securities.....................................................
    Needham & Company, Inc....................................................
                                                                                ---------
              Total...........................................................  3,025,000
                                                                                 ========

     The Representatives have advised the Company that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected
dealers a concession of not more than $          per share, and the Underwriters
may allow, and such dealers may reallow, a concession of not more than
$          per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Selling Shareholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 453,750 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.


     All holders of Common Stock prior to this Offering have agreed, subject to certain limited exceptions, not to sell or offer to sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of the shares of Common Stock currently held by them, or any securities exercisable or exchangeable for or any other rights to purchase or acquire any shares of Common Stock for a period of 180 days after the Effective Date without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the Effective Date it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into, exercisable or exchangeable for Common Stock or other equity securities, subject to certain limited exceptions including grants of options and sales of shares under the 1995 Plan.


     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have advised the Company that the Underwriters will not confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined through negotiations among the Company, the Selling Shareholders and the Representatives. Among the factors considered in such negotiations were the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company management, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering, the market prices of and demand for publicly traded common stocks of comparable companies in recent periods and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and any Selling Shareholders by O'Melveny & Myers LLP, Newport Beach, California. Certain legal matters will be passed upon for the Underwriters by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS


     The consolidated balance sheets as of July 28, 1995 and July 26, 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended July 26, 1996 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been included herein in reliance on the report of Arthur Andersen LLP ("Arthur Andersen"), independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             CHANGE IN ACCOUNTANTS

     Effective July 24, 1995, Arthur Andersen was engaged as the principal independent accountants for the Company to replace the Company's prior accounting firm, which was dismissed effective the same date. The decision to change independent accountants was approved by the Board. In connection with the audit of fiscal 1994, there were no disagreements with the prior accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the firm would have caused the firm to make reference to the matter in its report. The audit report of the prior accounting firm on the consolidated financial statements of the Company as of and for the year ended July 29, 1994 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 1994 and through July 24, 1995, there were no reportable events. During the two fiscal years and the subsequent interim period preceding the engagement of Arthur Andersen, the Company had not consulted with Arthur Andersen on items that were or should have been subject to SAS 50 or concerned the subject matter of a disagreement or reportable event with the prior accounting firm.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedule thereto, "Registration Statement"), of which this Prospectus forms a part, covering the Common Stock to be sold pursuant to the Offering. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings and the schedule contained in the Registration Statement. Such additional information, exhibits, undertakings and schedule can be inspected at and obtained from the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, 7 World Trade Center, New York, New York, 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. For additional information with respect to the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement and the exhibits thereto. Statements contained herein concerning any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants..............................................  F-2
Consolidated Financial Statements:
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statement of Shareholders' Equity........................................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Procom Technology, Inc.:


We have audited the accompanying consolidated balance sheets of Procom Technology, Inc. (a California corporation) and subsidiary (the "Company") as of July 28, 1995 and July 26, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended July 26, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Procom Technology, Inc. and subsidiary as of July 28, 1995 and July 26, 1996, and the results of their operations and their cash flows for each of the three years in the period ended July 26, 1996 in conformity with generally accepted accounting principles.



                                          ARTHUR ANDERSEN LLP


Orange County, California

November 13, 1996

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS




                                                         JULY 28,       JULY 26,      OCTOBER 25,
                                                           1995           1996           1996
                                                        -----------    -----------    -----------
                                                                                      (UNAUDITED)
Current assets:
  Cash................................................  $   212,000    $   793,000    $    58,000
  Accounts receivable, less allowance for doubtful
     accounts
     and sales returns of $179,000, $373,000 and
     $575,000, respectively...........................    5,507,000      9,234,000     11,083,000
  Inventories, net....................................    4,296,000      9,760,000     12,559,000
  Deferred income taxes...............................      359,000        605,000        790,000
  Prepaid expenses....................................      166,000        204,000        249,000
  Other current assets................................       18,000         12,000          4,000
                                                        -----------    -----------    -----------
          Total current assets........................   10,558,000     20,608,000     24,743,000
Property and equipment, net...........................      239,000        476,000        553,000
Other assets..........................................      214,000         28,000         29,000
                                                        -----------    -----------    -----------
          Total assets................................  $11,011,000    $21,112,000    $25,325,000
                                                        ===========    ===========    ===========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit......................................  $ 1,484,000    $ 4,185,000    $ 3,660,000
  Accounts payable....................................    5,530,000      8,254,000     11,583,000
  Accrued expenses and other current liabilities......      368,000        471,000        592,000
  Accrued compensation................................    1,230,000      2,596,000        958,000
  Capital lease obligations...........................        8,000         34,000         32,000
  Income taxes payable................................       70,000        436,000      1,349,000
                                                        -----------    -----------    -----------
          Total current liabilities...................    8,690,000     15,976,000     18,174,000
Capital lease obligations, less current portion.......       34,000             --             --
                                                        -----------    -----------    -----------
          Total liabilities...........................    8,724,000     15,976,000     18,174,000
                                                        -----------    -----------    -----------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, no par value; 10,000,000 shares
     authorized, no shares issued and outstanding.....           --             --             --
  Common stock, no par value; 65,000,000 shares
     authorized, 9,000,000 shares issued and
     outstanding......................................        3,000          3,000          3,000
  Retained earnings...................................    2,284,000      5,133,000      7,148,000
                                                        -----------    -----------    -----------
          Total shareholders' equity..................    2,287,000      5,136,000      7,151,000
                                                        -----------    -----------    -----------
Total liabilities and shareholders' equity............  $11,011,000    $21,112,000    $25,325,000
                                                        ===========    ===========    ===========


   The accompanying notes are an integral part of these consolidated balance sheets.

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                YEARS ENDED                      QUARTERS ENDED
                                  ---------------------------------------   -------------------------
                                   JULY 29,      JULY 28,      JULY 26,      OCTOBER 27,   OCTOBER 25,
                                     1994          1995          1996           1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
Net sales.......................  $34,502,000   $44,660,000   $73,456,000   $15,275,000   $24,915,000
Cost of sales...................   27,187,000    32,858,000    51,489,000    11,133,000    16,490,000
                                  -----------   -----------   -----------   -----------   -----------
     Gross profit...............    7,315,000    11,802,000    21,967,000     4,142,000     8,425,000
Selling, general and
  administrative expenses.......    6,902,000     9,362,000    15,401,000     2,875,000     4,367,000
Research and development
  expenses......................      983,000     1,108,000     1,635,000       292,000       688,000
Loss on closure of German
  subsidiary....................      409,000            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
     Operating income (loss)....     (979,000)    1,332,000     4,931,000       975,000     3,370,000
Interest expense................      151,000       195,000       282,000        60,000        60,000
                                  -----------   -----------   -----------   -----------   -----------
  Income (loss) before income
     taxes......................   (1,130,000)    1,137,000     4,649,000       915,000     3,310,000
Provision (benefit) for income
  taxes.........................     (357,000)      414,000     1,800,000       356,000     1,295,000
                                  -----------   -----------   -----------   -----------   -----------
     Net income (loss)..........  $  (773,000)  $   723,000   $ 2,849,000   $   559,000   $ 2,015,000
                                  ===========   ===========   ===========   ===========   ===========
Net income (loss) per share.....  $     (0.08)  $      0.08   $      0.31   $      0.06   $      0.22
                                  ===========   ===========   ===========   ===========   ===========
Weighted average number of
  shares........................    9,171,950     9,171,950     9,171,950     9,171,950     9,171,950
                                  ===========   ===========   ===========   ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                    COMMON STOCK
                                                --------------------      RETAINED
                                                 SHARES       AMOUNT      EARNINGS        TOTAL
                                                ---------     ------     ----------     ----------
Balance at July 30, 1993......................  9,000,000     $3,000     $2,334,000     $2,337,000
  Net income..................................         --         --       (773,000)      (773,000)
                                                ---------     ------     ----------     ----------
Balance at July 29, 1994......................  9,000,000      3,000      1,561,000      1,564,000
  Net income..................................         --         --        723,000        723,000
                                                ---------     ------     ----------     ----------
Balance at July 28, 1995......................  9,000,000      3,000      2,284,000      2,287,000
  Net income..................................         --         --      2,849,000      2,849,000
                                                ---------     ------     ----------     ----------
Balance at July 26, 1996......................  9,000,000      3,000      5,133,000      5,136,000
  Net income (unaudited)......................         --         --      2,015,000      2,015,000
                                                ---------     ------     ----------     ----------
Balance at October 25, 1996 (unaudited).......  9,000,000     $3,000     $7,148,000     $7,151,000
                                                =========     ======     ==========     ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                      YEARS ENDED                          QUARTERS ENDED
                                       ------------------------------------------   ---------------------------
                                         JULY 29,       JULY 28,       JULY 26,     OCTOBER 27,    OCTOBER 25,
                                           1994           1995           1996           1995           1996
                                       ------------   ------------   ------------   ------------   ------------
                                                                                    (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................  $   (773,000)  $    723,000   $  2,849,000   $    559,000   $  2,015,000
    Adjustments to reconcile net
      income (loss) to net cash
      provided by (used in) operating
      activities:
      Depreciation and
         amortization................       220,000        235,000        194,000         41,000         64,000
    Changes in assets and
      liabilities:
         Accounts receivable.........     1,535,000     (1,457,000)    (3,727,000)    (1,243,000)    (1,849,000)
         Inventories.................       334,000     (2,048,000)    (5,464,000)    (1,027,000)    (2,799,000)
         Deferred income taxes.......       (67,000)       (18,000)      (246,000)       (78,000)      (185,000)
         Prepaid expenses............        (2,000)      (128,000)       (38,000)       (26,000)       (35,000)
         Income tax refund
           receivable................      (274,000)       274,000             --             --             --
         Other current assets........       (93,000)       129,000          6,000          7,000         (2,000)
         Other assets................         7,000       (180,000)       186,000        (27,000)        (1,000)
         Accounts payable............       596,000      1,616,000      2,724,000        697,000      3,329,000
         Accrued expenses............       (15,000)     1,175,000      1,469,000       (309,000)    (1,517,000)
         Income taxes payable........       (24,000)        70,000        366,000        314,000        913,000
                                        -----------    -----------    -----------    -----------    -----------
             Net cash provided by
               (used in) operating
               activities............     1,444,000        391,000     (1,681,000)    (1,092,000)       (67,000)
                                        -----------    -----------    -----------    -----------    -----------
Cash flows from investing activities:
  Purchase of property and
    equipment........................       (71,000)      (179,000)      (431,000)      (116,000)      (141,000)
                                        -----------    -----------    -----------    -----------    -----------
Cash flows from financing activities:
  Principal payments for capital
    lease obligations................       (29,000)       (16,000)        (8,000)        (2,000)        (2,000)
  Borrowings on line of credit.......    34,919,000     43,771,000     64,825,000     14,527,000     22,575,000
  Payments made on line of credit....   (36,108,000)   (43,966,000)   (62,124,000)   (13,529,000)   (23,100,000)
                                        -----------    -----------    -----------    -----------    -----------
             Net cash provided by
               (used in) financing
               activities............    (1,218,000)      (211,000)     2,693,000        996,000       (527,000)
                                        -----------    -----------    -----------    -----------    -----------
    Increase (decrease) in cash......       155,000          1,000        581,000       (212,000)      (735,000)
Cash at beginning of period..........        56,000        211,000        212,000        212,000        793,000
                                        -----------    -----------    -----------    -----------    -----------
Cash at end of period................  $    211,000   $    212,000   $    793,000    $         0    $    58,000
                                        ===========    ===========    ===========    ===========    ===========
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
    Interest.........................  $    161,000   $    170,000   $    248,000         42,000        106,000
    Income taxes.....................         3,000        360,000      1,472,000         73,000        500,000


  The accompanying notes are an integral part of these consolidated financial statements.

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Procom Technology, Inc. (the "Company") was incorporated in California in 1987. The Company designs, manufactures and markets enterprise-wide data storage and information access solutions that are compatible with all major hardware platforms, network protocols and operating systems.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Procom Technology, Inc. and its wholly-owned subsidiary, Procom Technology FSC, a foreign sales corporation. All significant intercompany transactions have been eliminated in consolidation.

  Fiscal Year

     The Company's fiscal year ends on the Friday of, or nearest to, July 31. Fiscal 1994, 1995 and 1996 each had 52 weeks.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Accounts Receivable

     The allowance for doubtful accounts and sales returns includes management's estimate of the amount expected to be lost on specific accounts and for losses on other as yet unidentified accounts included in accounts receivable. In estimating the potential losses and returns on specific accounts, management relies on in-house prepared analyses and review of other available information. In estimating the allowance component for unidentified losses and returns, management relies on historical experience. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and sales returns in the accompanying financial statements.

  Inventories

     Inventories are valued at the lower of cost (on a first-in, first-out
(FIFO) basis) or market. Allowances for obsolete inventory are based on management's estimate of the amount considered obsolete based on specific reviews of inventory items. In estimating the allowance, management relies on its knowledge of the industry (including technological and design changes) as well as its current inventory levels. The amounts the Company will ultimately realize could differ materially in the near term from amounts estimated by management.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the respective estimated useful lives of the assets, which range from three to seven years. Leasehold improvements and assets under capital leases are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the assets.

     Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs that do not extend the assets' lives are charged to operations as incurred. Upon sale or disposition,

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


the cost and related accumulated depreciation are removed from the Company's accounts and any gain or loss is included in the statement of operations.

  Income Taxes

     The Company reports certain expenses differently for financial and tax reporting purposes and, accordingly, provides for the related deferred income taxes. Income taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109.

  Revenue Recognition

     The Company recognizes revenue from product sales upon shipment. The Company has established a program that, under specified conditions, enables distributors and resellers to return products to the Company for credit against additional purchases or, in the event the Company reduces its selling prices, to receive credits for the reduction in selling price. The amount of potential product returns, including returns under the Company's warranty program, and credits for selling price reductions are estimated and provided for in the period of the sale.

  Research and Development Costs

     Costs and expenses that can be clearly identified as research and development, including software development costs, are charged to research and development expenses as incurred.

  Concentration of Credit Risk

     Three customers accounted for approximately 30% and 36% of the Company's total accounts receivable on July 28, 1995 and July 26, 1996, respectively, and one customer accounted for approximately 14% and 9% of the Company's net sales for fiscal 1995 and 1996, respectively. The loss of any one of the Company's significant customers could have an adverse effect on the Company's business.

     Export sales as a percentage of net sales amounted to 19%, 14% and 11% for fiscal years 1994, 1995 and 1996, respectively.

  Impact of Recent Accounting Pronouncements


     Effective in fiscal 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of" and SFAS No. 123, "Accounting for Stock Based Compensation." The Company plans to adopt SFAS No. 123 utilizing the disclosure alternative under the Statement. The impact of the adoption of these pronouncements is not expected to be material to the Company's financial position or results of operations.


  Net income (loss) per share

     Net income (loss) per share has been computed using the weighted average number of shares of common stock outstanding during the periods. Pursuant to the requirements of the Securities and Exchange Commission, options granted under the Company's stock option plan (see Note 10) at prices below the expected initial public offering price have been included in the Company's net income
(loss) per share calculation as if they had been outstanding for all periods presented (using the treasury stock method and utilizing an initial public offering price of $10 per share).

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



  Unaudited Information



     The accompanying financial data as of October 25, 1996 and for the three month periods ended October 27, 1995 and October 25, 1996 is unaudited and has been prepared on substantially the same basis as the annual financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.


2. INVENTORIES

     A summary of inventories is as follows:




                                                     JULY 28,       JULY 26,      OCTOBER 25,
                                                       1995           1996           1996
                                                    ----------     ----------     -----------
                                                                                  (UNAUDITED)
    Raw materials.................................  $2,988,000     $6,960,000     $ 9,057,000
    Work-in-process...............................     383,000        496,000       1,277,000
    Finished goods................................     925,000      2,304,000       2,225,000
                                                    ----------     ----------     -----------
                                                    $4,296,000     $9,760,000     $12,559,000
                                                    ==========     ==========     ===========


3. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:



                                                       JULY 28,     JULY 26,       OCTOBER 25,
                                                         1995         1996            1996
                                                      ----------   -----------     ----------
                                                                                   (UNAUDITED)
    Computer equipment..............................  $  381,000   $   552,000     $  609,000
    Furniture and fixtures..........................     401,000       466,000        502,000
    Office equipment................................     302,000       490,000        536,000
    Vehicles........................................      82,000        82,000         82,000
    Leasehold improvements..........................      71,000        77,000         77,000
                                                      ----------   -----------     ----------
                                                       1,237,000     1,667,000      1,808,000
    Less accumulated depreciation...................    (998,000)   (1,191,000)    (1,255,000)
                                                      ----------   -----------     ----------
              Total.................................  $  239,000   $   476,000     $  553,000
                                                      ==========   ===========     ==========


     Depreciation and amortization expense for fiscal 1994, 1995 and 1996 totaled $220,000, $235,000 and $194,000, respectively.

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


4. INCOME TAXES

     The components of the provision (benefit) for income taxes for fiscal 1994, 1995 and 1996 are summarized as follows:


                                                                    FISCAL YEAR
                                                       -------------------------------------
                                                         1994          1995          1996
                                                       ---------     --------     ----------
    Current:
      Federal........................................  $(308,000)    $379,000     $1,612,000
      State..........................................     18,000       53,000        434,000
                                                       ---------     --------     ----------
                                                        (290,000)     432,000      2,046,000
                                                       ---------     --------     ----------
    Deferred:
      Federal........................................    (46,000)     (15,000)      (223,000)
      State..........................................    (21,000)      (3,000)       (23,000)
                                                       ---------     --------     ----------
                                                         (67,000)     (18,000)      (246,000)
                                                       ---------     --------     ----------
    Provision (benefit) for income taxes.............  $(357,000)    $414,000     $1,800,000
                                                       =========     ========     ==========


     Components of the Company's deferred income tax provision are presented below:


                                                                FISCAL YEAR
                                                     ----------------------------------
                                                       1994         1995         1996
                                                     --------     --------     --------
        State tax payments.........................  $(16,000)    $ (7,000)    $137,000
        Depreciation...............................    21,000       35,000       (3,000)
        Inventory reserves.........................    (5,000)      18,000       36,000
        Reserves for bad debts and returns.........    31,000      (41,000)     102,000
        Other......................................    36,000       13,000      (26,000)
                                                     --------     --------     --------
        Deferred income tax provision..............  $ 67,000     $ 18,000     $246,000
                                                     ========     ========     ========


     The following table reconciles the federal statutory income tax rate to the effective tax rate of the provision (benefit) for income taxes.

                                                                     FISCAL YEAR
                                                              -------------------------
                                                              1994       1995     1996
                                                              -----      ----     -----
        Federal statutory income tax rate...................  (34.0)%    34.0%     34.0%
        State income taxes, net of federal benefit..........   (6.3)      6.3       6.1
        Foreign sales benefit...............................     --      (3.4)     (1.1)
        Research and development tax credit.................   (0.5)     (2.0)     (0.6)
        Unused prior year loss carryforwards and
          assessments.......................................    7.8        --        --
        Other...............................................    1.4       1.5       0.3
                                                              -----      ----      ----
          Effective tax rate................................  (31.6)%    36.4%     38.7%
                                                              =====      ====      ====

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     Deferred tax assets are summarized below:

                                                                 JULY 28,     JULY 26,
                                                                   1995         1996
                                                                 --------     --------
        Deferred tax assets:
          State tax payments...................................  $ 34,000     $171,000
          Depreciation.........................................    71,000       68,000
          Inventory reserves...................................    85,000      121,000
          Reserves for bad debts and returns...................    99,000      201,000
          Other................................................    70,000       44,000
                                                                 --------     --------
             Deferred income taxes.............................  $359,000     $605,000
                                                                 ========     ========

 5. LINE OF CREDIT

     The Company has established a revolving line of credit with an institutional lender. The line is based on a percentage of the Company's eligible accounts receivable and inventory, up to a maximum of $6,000,000.

     The line of credit accrues certain commitment fees, unused facility fees, and interest on outstanding amounts at the lender's prime rate (8.25% at July 26, 1996) plus 1.5%. The initial term of the line of credit expires on November 29, 1996, but automatically renews for successive one year periods unless terminated by either party within a specified period in advance of the automatic renewal date. The line also provides that the Company may purchase up to $7,000,000 of products from various manufacturers pursuant to a flooring agreement. The combined line of credit contains restrictive covenants that, among other provisions, require compliance with certain financial covenants, including the maintenance of working capital of at least $500,000. The combined line of credit is collateralized by all the assets of the Company and is guaranteed by the shareholders of the Company. At July 28, 1995 and July 26, 1996, the Company owed $1,484,000 and $4,185,000 under the line of credit and $2,875,000 and $4,464,000, which is included in accounts payable, under the flooring agreements, respectively (see Note 6).

 6. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases a facility under a noncancellable operating lease that expires in fiscal 1998. The facility lease contains an option to extend the lease under the same terms for four months.

     Future minimum lease payments at July 26, 1996, under these leases were as follows:

                                                              CAPITAL     OPERATING
                                                               LEASE       LEASE
                                                              -------     --------
            Fiscal year ending:
            1997............................................  $35,000     $450,000
            1998............................................       --      412,500
                                                              -------     --------
            Total minimum lease payments....................   35,000     $862,500
                                                                          ========
            Less, amounts representing interest.............    1,000
                                                              -------
            Present value of future minimum capital lease
              obligations...................................  $34,000
                                                              =======

     Rent expense was $395,000, $425,000 and $398,000 for fiscal 1994, 1995 and
1996, respectively.

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  Flooring Agreements

     As is customary in the computer reseller industry, the Company is contingently liable at July 26, 1996 under the terms of repurchase agreements with several financial institutions providing inventory financing for dealers of the Company's products. The contingent liability under these agreements approximates the amount financed, reduced by the resale value of any products that may be repurchased, and the risk of loss is spread over several dealers and financial institutions. Losses under these agreements have been immaterial in the past.

  Litigation

     The Company is involved solely in routine litigation arising in the ordinary course of its business. While the outcome of litigation cannot be predicted with certainty, the Company believes that none of the pending litigation will have a material adverse effect on the Company's financial position or results of operations.

  Employment Agreements

     The Company has employment agreements with the Company's President and three Executive Vice Presidents. Each agreement is for a three year term with an automatic renewal provision which provides that the agreement will perpetually maintain a three-year term unless terminated. Each agreement contains severance provisions that require the payment of 35 months of base salary in the event of the termination of the covered executives. Should all four executives be terminated, the aggregate commitment arising under the severance provisions would be approximately $2.6 million and, in addition, the Company is obligated to pay a pro rata portion of the bonus the executive would have received for the year in which he is terminated.

 7. RELATED PARTY TRANSACTIONS


     The Company made product sales totaling $411,000 and $398,000 to an entity owned by a relative of one of the Company's stockholders during fiscal 1994 and 1995, respectively. At July 29, 1994, the Company had accounts receivable from this related party of $323,000. As a result of an Executive Order issued by the President of the United States in May 1995 related to transactions with Iranian companies, the Company determined that amounts owed by this entity might not be collectible in the near future and, accordingly, during fiscal 1995, wrote off the outstanding balances owed the Company by this entity of approximately $251,000. There were no transactions with this entity in fiscal 1996.


     At July 28, 1995, the Company had a net receivable of $181,000, from an entity 90 percent of which is owned by the Company's four shareholders. During fiscal 1996, the Company made cash advances of approximately $93,000 to the entity. In addition, during fiscal 1996, the Company sold products valued at approximately $2,000 to the entity, and incurred other expenses of approximately $25,000 on behalf of the entity. At July 26, 1996, the Company had a net receivable of $301,000 from the entity, and due to the financial position of the entity, the Company determined that the receivable was uncollectible and wrote off the entire amount.

 8. RETIREMENT PLAN

     The Company has a defined contribution plan covering substantially all full-time employees with more than one year of service. Each participant can elect to contribute up to 15% of his or her annual compensation. While employer contributions to the plan are discretionary, during fiscal 1994, 1995 and 1996, the Company elected to make matching contributions equivalent to between 38% and 50% of the first 4% of the employee's contribution. Total expense for fiscal 1994, 1995 and 1996 was $16,000, $21,000 and $47,000, respectively.

                     PROCOM TECHNOLOGY, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


 9. LOSS ON CLOSURE OF GERMAN SUBSIDIARY

     During fiscal 1993, the Company formed a subsidiary in West Germany. During fiscal 1994, the Company made cash advances, and shipped products, to the German subsidiary totaling $550,000. Due to a lack of profitability, management decided to terminate this operation in April 1994. The Company has recorded the loss on closure of this subsidiary in its consolidated financial statements at July 29, 1994. During fiscal 1995, the Company completed the liquidation of the German subsidiary's assets.

10. STOCK SPLIT AND STOCK OPTION PLAN


     In September 1995, the shareholders of the Company approved a stock split, whereby each shareholder was issued 10,000 shares of common stock for each share held.


     During November 1993, options to purchase 90,000 shares of common stock at the estimated fair market value on the date of grant were granted by a principal shareholder to an officer of the Company in connection with the officer's employment. In addition, during fiscal 1996, the Company instituted the 1995 Stock Option Plan (the "1995 Plan") for its key employees and reserved 540,000 shares for grant under the 1995 Plan. Pursuant to the terms of the 1995 Plan, options to purchase the Company's common stock may be granted with exercise prices equal to the fair market value of the stock on the date of grant. Options granted vest over a period of four years.


     The following table sets forth options authorized, granted and outstanding under the 1995 Plan:



                                                 AUTHORIZED     OUTSTANDING       AVERAGE
                                                 FOR GRANT        OPTIONS          PRICE
                                                 ----------     -----------     -----------
        Balances, July 28, 1995................         --             --           --
          Institution of the 1995 Plan.........    540,000             --           --
          Options granted......................   (235,050)       235,050       $2.50-$4.50
          Options cancelled....................      7,350         (7,350)         $2.50
                                                   -------         ------
        Balances, July 26, 1996................    312,300        227,700       $2.50-$4.50
        Activity in Quarter Ended October 25,
          1996 (unaudited)
          Options granted......................    (51,000)        51,000       $5.16-$8.33
          Options cancelled....................      6,900         (6,900)         $2.50
                                                   -------         ------
        Balances, October 25, 1996
          (unaudited)..........................    268,200        271,800       $2.50-$8.33
                                                   =======         ======



     In addition to the September 1995 stock split discussed above, the Company filed amended and restated articles of incorporation on November 13, 1996, which, among other things, effected a stock split pursuant to which each shareholder was issued three shares of common stock for each common share held. All share and per share amounts have been restated to give retroactive effect to this stock split as well as the September 1995 stock split.


11. SUBSEQUENT EVENT


     The Company's amended and restated articles of incorporation which were filed on November 13, 1996, as discussed above in Note 10, also effected a change in common stock from no par value to par value of $.01 per share. In the quarter ending January 24, 1997, $89,700 will be transferred from retained earnings to common stock to reflect the change in par value.

 [PHOTOGRAPHS OF A CD-ROM AND A CD FORCE SERVER AND GRAPHICS DISPLAYING NETWORK CONNECTIVITY, GRAPHICAL USER INTERFACES, ACCESS THROUGH THE INTERNET AND MESA
ARCHITECTURE BEARING THE FOLLOWING CAPTIONS: "CD FORCE - THE POWER TO SEAMLESSLY
    NETWORK CDS(TM)," "CD -- FORCE SERVERS PROVIDE CROSS-PLATFORM ACCESS TO CD-ROMS," "ENTERPRISE WIDE CD-ROM NETWORKING SOFTWARE," "WINDOWS -- MACINTOSH
O/S -- IBM OS/2 WARP -- UNIX," "CENTRALIZED AND REMOTE ADMINISTRATOR ACCESS AND
  GRAPHICAL USER INTERFACE ("GUI")," "EASY USER ACCESS TO CDS FROM NETWORKS OR WITH SIMILAR GUIS THROUGH THE INTERNET," "MESA(TM) -- MANAGED ENTERPRISE STORAGE
      ARCHITECTURE" AND "PROCOM TECHNOLOGY -- INTELLIGENT STORAGE FOR THE
                               ENTERPRISE(TM)."]

------------------------------------------------------------
------------------------------------------------------------

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Underwriters or the Selling Shareholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the affairs of the Company since the date hereof or the information herein is correct as of any time subsequent to the date of this Prospectus.
                       ---------------------------------

                               TABLE OF CONTENTS

                       ---------------------------------


                                            PAGE
                                            -----
Prospectus Summary........................      3
Risk Factors..............................      5
Use of Proceeds...........................     14
Dividend Policy...........................     14
Capitalization............................     15
Dilution..................................     16
Selected Consolidated Financial Data......     17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     18
Business..................................     26
Management................................     41
Certain Transactions......................     46
Principal and Selling Shareholders........     47
Description of Capital Stock..............     48
Shares Eligible for Future Sale...........     51
Underwriting..............................     52
Legal Matters.............................     53
Experts...................................     53
Change in Accountants.....................     53
Additional Information....................     53
Index to Consolidated Financial
  Statements..............................    F-1


                            ------------------------


     Until                     , 1997 (25 days after the date of this
Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                3,025,000 SHARES

                                  [PROCOM LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                             MONTGOMERY SECURITIES

                            NEEDHAM & COMPANY, INC.
                                                 , 1996
------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the Common Stock being registered, all of which will be paid by the Company. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

    Securities and Exchange Commission registration fee..............  $ 11,596
    NASD filing fee..................................................     4,327
    Nasdaq National Market listing fee...............................    45,000
    Accounting fees and expenses.....................................   120,000
    Legal fees and expenses..........................................   250,000
    Blue Sky qualification fees and expenses.........................     7,000
    Printing and engraving expenses..................................   100,000
    Transfer agent and registrar fees................................     3,000
    D&O Insurance....................................................   200,000
    Road Show expenses...............................................    30,000
    Miscellaneous....................................................     9,077
                                                                       --------
              Total..................................................  $780,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The California General Corporation Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duties as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (iii) acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (vi) any improper transaction between a director and the Company in which the director has a material financial interest (Section 310) or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty (Section 316). The Company's Articles of Incorporation provide that the Company's directors are not liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Bylaws of the Company (the "Bylaws") provide that the Company will indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law, subject to certain limitations for actions initiated by the director or officer, settlements not approved by the Company, losses covered by the directors' and officers' liability insurance policy maintained by the Company and judgments for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934 and similar laws. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law.

     The Company has entered into indemnification agreements with certain of its directors and officers that require the Company to indemnify such directors and officers to the fullest extent permitted by applicable provisions of law, provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance and violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws. The agreements contain provisions that are broader in some respects than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or executive officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms. The Company has obtained directors' and officers' liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     The inclusion of the above provisions in the Company's Articles of Incorporation and Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. This provision does not affect a director's responsibilities under certain other laws such as the federal securities laws or state or federal environmental laws. At present, there is no litigation or proceeding pending involving a director of the Company pursuant to which indemnification is being sought, nor is the Company aware of any threatened litigation that might result in claims for indemnification by any director.

     The Form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Act:


          From time to time during the three years preceding the date hereof, the Registrant issued stock options to purchase 286,050 shares of Common Stock pursuant to the Registrant's 1995 Stock Option Plan (the "1995 Plan") to officers, directors and employees of the Registrant, of which 14,250 shares have been cancelled. During the period referred to above, no options granted pursuant to 1995 Plan were exercised. Exemption from the registration provisions of the Act is claimed with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS.


EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
-------   -------------------------------------------------------------------------------------
 1.1*     Form of Underwriting Agreement
 3.1      Amended and Restated Articles of Incorporation of the Company
 3.2      Amended and Restated Bylaws of the Company
 5.1      Opinion of O'Melveny & Myers
10.1+     Form of Indemnity Agreement between the Company and each of its executive officers and directors
10.2+     Procom Technology, Inc. 1995 Stock Option Plan
10.3+     Amended and Restated Executive Employment Agreement, dated as of October 28, 1996, between the Company and Alex Razmjoo
10.4+     Amended and Restated Executive Employment Agreement, dated as of October 28, 1996, between the Company and Frank Alaghband
10.5+     Amended and Restated Executive Employment Agreement, dated as of October 28, 1996, between the Company and Alex Aydin
10.6+     Amended and Restated Executive Employment Agreement, dated as of October 28, 1996, between the Company and Nick Shahrestany
10.7+     Form of Registration Rights Agreement
10.8+     Lease, dated February 10, 1992, between 2181 Dupont Associates and the Company, as amended
10.9*     Loan and Security Agreement, dated November 18, 1994, by and between the Company and
          FINOVA Capital Corporation, as amended
11.1      Statement re: Computation of Earnings Per Share
16.1      Letter re Change in Certifying Accountant
21.1+     List of Subsidiaries
23.1      Consent of Arthur Andersen LLP
23.3      Consent of O'Melveny & Myers (included in Exhibit 5.1)
27.1      Financial Data Schedule


---------------
* To be filed by amendment


+ Previously filed


(b) FINANCIAL STATEMENT SCHEDULE AND REPORT OF INDEPENDENT AUDITOR.

     Report of Arthur Andersen LLP

     Set forth below is the financial statement schedule included as part of the Registration Statement:

     Schedule II

     All other schedules are omitted because they are not required, are not applicable, or the information is included in the Consolidated Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

           (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, County of Orange, State of California, on the 13th day of November, 1996.


                                          PROCOM TECHNOLOGY, INC.

                                          By:  /s/ Alex Razmjoo
                                          --------------------------------------
                                                 Alex Razmjoo
                                                 Chairman, President and
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No.1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



            SIGNATURE                               TITLE                           DATE
---------------------------------  ----------------------------------------  ------------------
        /s/ Alex Razmjoo           Chairman of the Board, President and       November 13, 1996
---------------------------------  Chief Executive Officer (Principal
          Alex Razmjoo             Executive Officer)

         /s/ Alex Aydin            Executive Vice President, Finance and      November 13, 1996
---------------------------------  Administration (Principal Financial
           Alex Aydin              Officer)

       /s/ Frederick Judd          Vice President, Finance and General        November 13, 1996
---------------------------------  Counsel (Principal Accounting Officer)
         Frederick Judd

       /s/ Frank Alaghband         Director                                   November 13, 1996
---------------------------------
         Frank Alaghband

      /s/ Nick Shahrestany         Director                                   November 13, 1996
---------------------------------
        Nick Shahrestany

                                   Director                                   November   , 1996
---------------------------------
          Samuel Inman

                                   Director                                   November   , 1996
---------------------------------
           Samuel Yau

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Procom Technology, Inc.:


We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Procom Technology, Inc. and subsidiary as of July 28, 1995 and July 26, 1996 and for each of the three years in the period ended July 26, 1996, which financial statements are included in this registration statement, and have issued our report thereon dated November 13, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) herein is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. The information in the schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP

Orange County, California

November 13, 1996

                                  SCHEDULE II

                    PROCOM TECHNOLOGY, INC. AND SUBSIDIARIES


                   COL. A                         COL. B               COL. C                COL. D       COL. E
---------------------------------------------  ------------    ------------------------    ----------    ---------
                                                                      ADDITIONS
                                                               ------------------------
                                                BALANCE AT     CHARGED TO    CHARGED TO                   BALANCE
                                               BEGINNING OF    COSTS AND       OTHER                      AT END
                 DESCRIPTION                      PERIOD        EXPENSES      ACCOUNTS     DEDUCTIONS    OF PERIOD
---------------------------------------------  ------------    ----------    ----------    ----------    ---------
Year ended July 29, 1994:
  Allowance for sales returns................    $175,000       $     --         --        $ (50,000)    $ 125,000
  Allowance for doubtful accounts............     171,000        241,000         --         (277,000)      135,000
  Allowance for excess and obsolete
    inventory................................     110,000         88,000         --         (118,000)       80,000
Year ended July 28, 1995:
  Allowance for sales returns................    $125,000       $     --         --        $ (52,000)    $  73,000
  Allowance for doubtful accounts............     135,000        322,000         --         (351,000)      106,000
  Allowance for excess and obsolete
    inventory................................      80,000        467,000         --         (477,000)       70,000
Year ended July 26, 1996:
  Allowance for sales returns................    $ 73,000       $130,000         --        $      --     $ 203,000
  Allowance for doubtful accounts............     106,000        473,000         --         (409,000)      170,000
  Allowance for excess and obsolete
    inventory................................      70,000        284,000         --         (199,000)      155,000

                               INDEX TO EXHIBITS


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                  NUMBER
NUMBER                                   DESCRIPTION                                      PAGE
-------   --------------------------------------------------------------------------  ------------
 1.1*     Form of Underwriting Agreement............................................
 3.1      Amended and Restated Articles of Incorporation of the Company.............
 3.2      Amended and Restated Bylaws of the Company................................
 5.1      Opinion of O'Melveny & Myers..............................................
10.1+     Form of Indemnity Agreement between the Company and each of its executive officers and directors....................................................
10.2+     Procom Technology, Inc. 1995 Stock Option Plan............................
10.3+     Amended and Restated Executive Employment Agreement, dated as of October
          28, 1996, between the Company and Alex Razmjoo............................
10.4+     Amended and Restated Executive Employment Agreement, dated as of October
          28, 1996, between the Company and Frank Alaghband.........................
10.5+     Amended and Restated Executive Employment Agreement, dated as of October
          28, 1996, between the Company and Alex Aydin..............................
10.6+     Amended and Restated Executive Employment Agreement, dated as of October
          28, 1996, between the Company and Nick Shahrestany........................
10.7+     Form of Registration Rights Agreement.....................................
10.8+     Lease, dated February 10, 1992, between 2181 Dupont Associates and the
          Company, as amended.......................................................
10.9*     Loan and Security Agreement, dated November 18, 1994, by and between the
          Company and FINOVA Capital Corporation, as amended........................
11.1      Statement re: Computation of Earnings Per Share...........................
16.1      Letter re Change in Certifying Accountant.................................
21.1+     List of Subsidiaries......................................................
23.1      Consent of Arthur Andersen LLP............................................
23.3      Consent of O'Melveny & Myers (included in Exhibit 5.1)....................
27.1      Financial Data Schedule...................................................


---------------
* To be filed by amendment


+ Previously filed